Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CHECKSMART FINANCIAL HOLDINGS CORP.,

COMMUNITY CHOICE FINANCIAL INC.,

CCFI MERGER SUB I INC.,

CCFI MERGER SUB II INC.,

THE SELLER PARTIES,

THE SELLER REPRESENTATIVE,

CCCS CORPORATE HOLDINGS, INC.,

CCCS HOLDINGS, LLC

and

CHECKSMART FINANCIAL COMPANY
(solely for the purposes of Section 11.1(c))

Dated as of April 13, 2011

i

(continued)

(continued)

(continued)

(continued)

v

LIST OF EXHIBITS AND ANNEXES

Exhibit A	Form of Shareholders Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C-1	Form of Seller Release

Exhibit C-2	Form of Buyer Release

Exhibit D	Form of Advisory Agreement

Exhibit 2.5	Directors and Officers of the Buyer and Surviving Entities

Exhibit 3.1(b)	Allocation of Checksmart Merger Consideration Shares

Exhibit 3.2(b)	Allocation of CCCS Merger Consideration Shares

Exhibit 3.3(a)	Allocation of CCCS Founders Merger Consideration Shares

Exhibit 3.4	Options and New Options

Annex I	Pro Rata Share

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 13, 2011, is by and among: (i) CHECKSMART FINANCIAL HOLDINGS CORP., a Delaware corporation (“Checksmart”); (ii) COMMUNITY CHOICE FINANCIAL INC., an Ohio corporation (the “Buyer”); (iii) CCFI MERGER SUB I INC., a Delaware corporation (“Checksmart Merger Sub”); (iv) CCFI MERGER SUB II INC., a Delaware corporation (“CCCS Merger Sub”); (v) each of the stockholders of the Company identified on the signature pages hereto (each individually, a “Company Stockholder” and collectively, the “Company Stockholders”); (vi) each of CALIFORNIA CHECK CASHING STORES, INC., a California corporation (“Eager Corp”), CALIFORNIA CHECK CASHING STORES II, INC., a California corporation, and CALIFORNIA CHECK CASHING STORES IV, INC., a California corporation (collectively, the “CCCS Founders” and, together with the Company Stockholders, the “Seller Parties”; any of the CCCS Founders or the Company Stockholders may hereinafter be referred to individually as a “Seller Party”); (vii) GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P., a Delaware limited partnership, as the representative of the Seller Parties (the “Seller Representative”); (viii) CCCS CORPORATE HOLDINGS, INC., a Delaware corporation (the “Company”); (ix) CCCS HOLDINGS, LLC, a Delaware limited liability company (“CCCS Holdings”); and (x) solely for the purposes of Section 11.1(c), CHECKSMART FINANCIAL COMPANY, a Delaware corporation (“Checksmart Financial”).

RECITALS

A.                                   As of the date of this Agreement:

(i)                                     The Checksmart Stockholders are the only stockholders of Checksmart.

(ii)                                  Checksmart is the sole stockholder of the Buyer.

(iii)                               The Buyer is the sole stockholder of each of CCCS Merger Sub and Checksmart Merger Sub.

B.                                     As of the date of this Agreement:

(i)                                     The Company Stockholders are the only stockholders of the Company.

(ii)                                  The Company and the CCCS Founders are the only members of CCCS Holdings.

(iii)                               CCCS Holdings is the sole member of CCCS Opco.

C.                                     The parties hereto desire to effect a business combination whereby the Checksmart Stockholders and the Seller Parties become the only stockholders of the Buyer.

D.                                    To effect such a business combination, the parties hereto desire to, among other things, cause:

(i)                                     (a) Checksmart Merger Sub to merge with and into Checksmart, with Checksmart as the surviving entity (the “Checksmart Merger”) and (b) CCCS Merger Sub to merge with and into the Company, with the Company as the surviving entity (the “CCCS Merger” and, together with the Checksmart Merger, the “Mergers”), in each case, on the terms and conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “Delaware Act”); and

(ii)                                  (a) each of the CCCS Founders to contribute their equity securities in CCCS Holdings to the Buyer in exchange for equity securities in the Buyer and (b) thereafter, the Buyer to contribute such equity securities in CCCS Holdings to the Company.

E.                                      Each of the Board of Directors of CCCS Merger Sub, and the Buyer, as the sole stockholder of CCCS Merger Sub, has approved this Agreement, the CCCS Merger and the other transactions contemplated by this Agreement.

F.                                      Each of the Board of Directors of the Company, and the Company Stockholders, as the only stockholders of the Company, have approved this Agreement, the CCCS Merger and the other transactions contemplated by this Agreement.

G.                                     Each of the Board of Directors of Checksmart Merger Sub, and the Buyer, as the sole stockholder of Checksmart Merger Sub, has approved this Agreement, the Checksmart Merger and the other transactions contemplated by this Agreement.

H.                                    Each of the Board of Directors of Checksmart, and the Checksmart Stockholders, as the only stockholders of Checksmart, has approved this Agreement, the Checksmart Merger and the other transactions contemplated by this Agreement.

I.                                         The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe various conditions to, the Mergers and the transactions contemplated thereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1:  DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 7.3.

“Advisory Agreement” has the meaning set forth in Section 4.1(o).

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any controlling person of such Person,

where the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Shareholders Agreement, the Non-Competition Agreement, the Seller Release, the Advisory Agreement and each other document set forth in Sections 4.1 and 4.2 to be executed by a party hereto, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended and the Federal Trade Commission Act.

“Basket Amount” has the meaning set forth in Section 11.3(b).

“Business Day” means any date except a Saturday, Sunday or a United States Federal Reserve Bank holiday.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Schedules” means the Schedules of the Buyer and Checksmart to this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 11.1(a).

“Buyer Material Adverse Effect” means any material adverse effect on the financial condition, liabilities, business, properties, assets, or results of operations of the Buyer, Checksmart and Checksmart’s Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to have, a Buyer Material Adverse Effect: any effect arising from or relating to (i) general business or economic conditions affecting the industries or markets in which the Buyer, Checksmart or any of Checksmart’s Subsidiaries conducts business that do not disproportionately affect the Buyer, Checksmart and Checksmart’s Subsidiaries, taken as a whole, compared to other companies in such industries or markets, (ii) any failure by the Buyer, Checksmart or any of Checksmart’s Subsidiaries to meet its internal financial projections (provided that the underlying basis for the failure to meet such projections may be taken into account (unless otherwise excluded under clauses (i)—(x) of this definition)), (iii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in GAAP, (v) changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) changes in Law, (vii) the taking of any action contemplated by this Agreement or the Ancillary

Agreements, (viii) any “act of God,” including weather, fires, natural disasters and earthquakes, (ix) the taking of any action by the Buyer, Checksmart or any of Checksmart’s Subsidiaries that has been approved in writing by the Seller Representative or (x) changes resulting from the announcement or execution of this Agreement or the transactions contemplated hereunder or the pendency or consummation of such transactions.

“Buyer Parties” means the Buyer, Checksmart, CCCS Merger Sub and Checksmart Merger Sub.

“Buyer Parties’ Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Buyer, Checksmart, any of Checksmart’s Subsidiaries, the Checksmart Stockholders or any of the Buyer Parties which any of such Persons has agreed to pay in connection with the transactions contemplated by this Agreement, including all legal fees, accounting, tax, broker, finder, financial advisor and investment banking fees and expenses and (b) severance obligations, retention bonuses, “stay” bonuses, sale bonuses or any other bonus or incentive compensation amounts owed by any of such Persons, in each case, that is payable pursuant to an agreement or arrangement in effect as of the Closing Date and the payment of which is triggered as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts).

“Buyer Stock” means the common stock, par value $0.01 per share, of the Buyer.

“CCCS Certificate of Merger” has the meaning set forth in Section 2.3(b).

“CCCS Effective Time” has the meaning set forth in Section 2.3(b).

“CCCS Founders” has the meaning set forth in the preamble.

“CCCS Founders Merger Consideration Shares” has the meaning set forth in Section 3.3(a).

“CCCS Holdings” has the meaning set forth in the preamble.

“CCCS Holdings Units” means all of the issued and outstanding equity interests of CCCS Holdings.

“CCCS Merger” has the meaning set forth in the recitals.

“CCCS Merger Consideration Shares” has the meaning set forth in Section 3.2(b).

“CCCS Merger Filing” has the meaning set forth in Section 2.3(b).

“CCCS Merger Sub” has the meaning set forth in the preamble.

“CCCS Merger Sub Stock” has the meaning set forth in Section 3.2(a).

“CCCS Opco” means California Check Cashing Stores, LLC, a Delaware limited liability company.

“CCCS Surviving Entity” has the meaning set forth in Section 2.1(b).

“Checksmart” has the meaning set forth in the preamble.

“Checksmart Certificate of Merger” has the meaning set forth in Section 2.3(a).

“Checksmart Credit Agreement” means the Credit Agreement among Checksmart, Checksmart Financial, Bear Stearns Corporate Lending Inc., RBS Securities Corporation and the other parties party thereto, dated as of May 1, 2006 (as amended).

“Checksmart Effective Time” has the meaning set forth in Section 2.3(a).

“Checksmart Employee Plan” has the meaning set forth in Section 6.13(a).

“Checksmart Financial” has the meaning set forth in the preamble.

“Checksmart Financial Statements” has the meaning set forth in Section 6.10(a).

“Checksmart Indebtedness” means the Indebtedness of Checksmart and its Subsidiaries under the Checksmart Credit Agreement.

“Checksmart Interim Financial Statements” has the meaning set forth in Section 6.19(a).

“Checksmart Material Contract” has the meaning set forth in Section 6.15(a).

“Checksmart Material Permits” has the meaning set forth in Section 6.16.

“Checksmart Merger” has the meaning set forth in the recitals.

“Checksmart Merger Consideration Shares” has the meaning set forth in Section 3.1(b).

“Checksmart Merger Sub” has the meaning set forth in the preamble.

“Checksmart Merger Sub Stock” has the meaning set forth in Section 3.1(a).

“Checksmart Parties” means the Buyer, Checksmart and Checksmart’s Subsidiaries.

“Checksmart Stock” has the meaning set forth in Section 3.1(b).

“Checksmart Stockholders” means, collectively (i) James H. Frauenberg 1998 Trust, Dated 1/1/1998, (ii) James H. Frauenberg 1988 Decedents Trust, Dated 1/1/1998 As Amended, (iii) Michael W. Lenhart 1998 Trust, Dated 1/1/1998 As Amended, (iv) Michael W. Lenhart 1998 Decedents Trust, Dated 1/1/1998 As Amended, (v) Chad M. Streff, (vi) William E.

Saunders, Jr., (vii) Diamond Castle Partners IV, L.P., (viii) Diamond Castle Partners IV-A, L.P., and (ix) Deal Leaders Fund, L.P.

“Checksmart Surviving Entity” has the meaning set forth in Section 2.1(a).

“Claims Notice” has the meaning set forth in Section 11.2(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble.

“Company Credit Agreements” means the (i) First Lien Credit Agreement, dated as of September 29, 2006 among CCCS Holdings, CCCS Opco, the lenders party thereto, the subsidiary guarantors party thereto, and the other parties party thereto (as amended) and (ii) Second Lien Credit Agreement, dated as of September 29, 2006 among CCCS Holdings, CCCS Opco, the lenders party thereto, the subsidiary guarantors party thereto, and the other parties party thereto (as amended).

“Company Disclosure Schedules” means the Schedules of the Seller Parties to this Agreement.

“Company Employee Plan” has the meaning set forth in Section 5.13(a).

“Company Financial Statements” has the meaning set forth in Section 5.19(a).

“Company Indebtedness” means the Indebtedness of the Company and its Subsidiaries under the Company Credit Agreements.

“Company Interim Financial Statements” has the meaning set forth in Section 5.19(a).

“Company Material Adverse Effect” means any material adverse effect on the financial condition, liabilities, business, properties, assets, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to have, a Company Material Adverse Effect: any effect arising from or relating to (i) general business or economic conditions affecting the industries or markets in which the Company or any of its Subsidiaries conducts business that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies in such industries or markets, (ii) any failure by the Company or its Subsidiaries to meet its internal financial projections (provided that the underlying basis for the failure to meet such projections may be taken into account (unless otherwise excluded under clauses (i)—(x) of this definition)), (iii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in GAAP, (v) changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) changes in Law, (vii) the taking of any action contemplated by this Agreement or the Ancillary Agreements, (viii) any “act of God,” including weather, fires, natural disasters and earthquakes, (ix) the taking of any action by the Company or its Subsidiaries that has been approved in writing by the Buyer or (x) changes resulting from the announcement or execution of this Agreement or the transactions contemplated hereunder or the pendency or consummation of such transactions.

“Company Material Contract” has the meaning set forth in Section 5.15(a).

“Company Material Permits” has the meaning set forth in Section 5.16.

“Company Stock” has the meaning set forth in Section 3.1(b).

“Company Stockholders” has the meaning set forth in the preamble.

“Contracts” means all binding written contracts, agreements, leases, licenses, commitments, instruments, guarantees, bids, purchase orders and other binding understandings.

“Controlled Group” with respect to any Person means any corporation or trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (b) that together with such Person is or was (at a relevant time with respect to which such Person has liability) treated as a single employer under Section 414(t) of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

“Debt Offering Misconduct” means any (a) untrue statement of a material fact contained in any offering memorandum, prospectus, registration statement or indenture relating to the High Yield Offering (as amended or supplemented if Checksmart shall have furnished any amendments or supplements thereto) or caused by or relating to any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) violation of any securities Law applicable to the Buyer, Checksmart or any of Checksmart’s Subsidiaries in respect of the High Yield Offering; provided, however, that “Debt Offering Misconduct” (x) as it relates to the Buyer, Checksmart or any of Checksmart’s Subsidiaries shall not include, but (y) as it relates to the Seller Parties, the Company or any of the Company’s Subsidiaries shall mean, any such untrue statement or violation of Law if it was caused by or resulted from any untrue statement of a material fact (i) provided by any of the Seller Parties, the Company or any of the Company’s Subsidiaries expressly for use in such offering memorandum prospectus, registration statement or indenture, or (ii) caused by or relating to any omission by any of the Seller Parties, the Company or any of the Company’s Subsidiaries to provide for use therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

“Delaware Act” has the meaning set forth in the recitals.

“Disclosure Schedules” means the Buyer Disclosures Schedules and/or the Company Disclosure Schedules, as applicable.

“Dividend” has the meaning set forth in Section 7.9.

“DOJ” has the meaning set forth in Section 7.5(a).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Eager Corp” has the meaning set forth in the preamble.

“Employment Practices” has the meaning set forth in Section 5.12(g).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Law” means any Law relating to the pollution or protection of the Environment, including Releases of Hazardous Materials into the Environment or workplace health and safety relating to Releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Representations” has the meaning set forth in Section 11.3(a).

“Expiration Date” has the meaning set forth in Section 11.3(a).

“Foreign Plan” means any Buyer Employee Plan or Company Employee Plan that is maintained outside of the United States.

“FTC” has the meaning set forth in Section 7.5(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period.

“General Enforceability Exceptions” has the meaning set forth in Section 5.3(a).

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise expressly supporting financially in whole or in part the payment of any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part).  The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in any Environmental Law.

“High Yield Documents” has the meaning set forth in Section 7.7.

“High Yield Offering” has the meaning set forth in Section 9.1(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means (without duplication): either (a) any liability of any Person (i) for borrowed money, all accrued interest thereon and all fees, expenses, prepayment penalties and other charges with respect thereto, or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, other than equipment leases entered into in the Ordinary Course of Business and recorded for accounting purposes by such Person as operating leases), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP (other than equipment leases entered into in the Ordinary Course of Business and recorded for accounting purposes by such Person as operating leases), or (v) for all or any part of the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the Ordinary Course of Business), including any “earnout” or similar payments, or (vi) for settlement or termination obligations under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed or that is expressly recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, “Indebtedness” of a Person includes any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness of such Person, and any and all

Indebtedness owed by such Person to any of its Affiliates (other than Indebtedness between such Person and its Subsidiaries).

“Indemnified Party” has the meaning set forth in Section 11.2(a).

“Indemnifying Party” has the meaning set forth in Section 11.2(a).

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Initial Public Offering” means the Buyer’s first underwritten public offering and sale of shares of Buyer Stock for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“Investment” means any equity interest (including any convertible debt, options, warrants and similar instruments), of record or beneficially, directly or indirectly, in any Person.

“IRCA” has the meaning set forth in Section 5.12(d).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Buyer” means the actual knowledge of any of the Chief Executive Officer, President, Chief Financial Officer and General Counsel of Checksmart.

“Knowledge of the Company” means the actual knowledge of any of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and In-House Counsel of CCCS Opco.

“Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority (including with respect to zoning).

“Leased Real Property” has the meaning set forth in Section 5.7(a).

“Liability Claim” has the meaning set forth in Section 11.2(a).

“Lien” means any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations.

“Litigation Conditions” has the meaning set forth in Section 11.2(b).

“Losses” has the meaning set forth in Section 11.1(a).

“Mergers” has the meaning set forth in the recitals.

“Merger Subs” means, collectively, CCCS Merger Sub and Checksmart Merger Sub.

“New Options” has the meaning set forth in Section 3.4.

“New Option Plan” has the meaning set forth in Section 3.4.

“Non-Competition Agreement” has the meaning set forth in Section 4.1(b).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Option Holders” has the meaning set forth in Section 3.4.

“Option Plan” means the Checksmart Financial Holdings Corp. 2006 Management Equity Incentive Plan, effective as of May 1, 2006, as amended.

“Options” has the meaning set forth in Section 3.4.

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, citation, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business.

“Owned Intellectual Property” of any Person means all Intellectual Property owned by such Person.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues or re-examinations of any of the foregoing.

“Permit” means any permit, license, approval, qualification, consent or authorization issued by a Governmental Authority (including with respect to zoning).

“Permitted Liens” means (i) Liens for current Taxes by Governmental Authorities that are not due and payable as of the Closing Date or that are being contested in good faith through proper proceedings and which are reflected or reserved against in the Company Interim Financial Statements or Checksmart Interim Financial Statements, as applicable; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress and arising in the Ordinary Course of Business for sums not yet due and payable or the validity of which is being contested in good faith through proper proceedings; (iii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ Liens arising in the Ordinary Course of Business for sums not yet due and payable or the validity of which is being contested in good faith through proper proceedings; (iv) with respect to the Leased Real Property, all matters of record, Liens and other imperfections of title and encumbrances which individually or in the aggregate do not materially detract from the value or interfere with the present use of the Leased Real Property subject thereto or affected thereby; (v) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business; (vi) zoning, building and other applicable land use restrictions imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated in any material respect by the current use and operation of the Leased Real Property; (vii) purchase money Liens securing rental payments under personal property leases described on Schedule 5.15 or Schedule 6.15, as applicable; and (viii) other Liens arising in the Ordinary Course of Business which do not impair in any material respect the conduct of the business of the Company and its Subsidiaries, on the one hand, or the Buyer, Checksmart and Checksmart’s Subsidiaries, on the other hand, as applicable.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority, arbitrator or any other Person.

“Pro Rata Share” means, with respect to each Seller Party, the percentage listed under the column “Pro Rata Share” opposite the name of such Seller Party on Annex I.  For the avoidance of doubt, the “Pro Rata Share” of each Seller Party when combined with the “Pro Rata Share” of each other Seller Party shall equal, in the aggregate, 100%.

“Real Property” of any Person means any and all real property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by such Person.

“Real Property Leases” has the meaning set forth in Section 5.7(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Seller Indemnitee” has the meaning set forth in Section 11.1(d).

“Seller Parties” has the meaning set forth in the preamble.

“Seller Parties’ Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company, any of its Subsidiaries, or any of the Seller Parties which the Company, any of its Subsidiaries or any of the Seller Parties has agreed to pay in connection with the transactions contemplated by this Agreement, including all legal fees, accounting, tax, broker, finder, financial advisor and investment banking fees and expenses and

(b) severance obligations, retention bonuses, “stay” bonuses, sale bonuses or any other bonus or incentive compensation amounts owed by the Company. any of its Subsidiaries or any of the Seller Parties, in each case, that is payable pursuant to an agreement or arrangement in effect as of the Closing Date and the payment of which is triggered as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts).

“Seller Representative” has the meaning set forth in the preamble.

“Seller Release” has the meaning set forth in Section 4.1(m).

“Shareholders Agreement” has the meaning set forth in Section 4.1(a).

“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Straddle Period” has the meaning set forth in Section 8.1(a).

“Subrogation Rights” has the meaning set forth in Section 11.3(i).

“Subsidiary” or “Subsidiaries” of any Person means any other Person(s) of which more than 50% of the outstanding shares or other equity securities having ordinary voting power for the election of directors or managers (or comparable governing Persons) of such other Person(s) are at the time owned by such first Person, by one or more directly or indirectly wholly or partially owned subsidiaries of such first Person, or by such first Person and one or more such subsidiaries of such first Person, whether or not at the time the shares of any other class or classes or other equity securities of such other Person(s) shall have or might have voting power by reason of the happening of any contingency.  For the avoidance of doubt, for purposes of this Agreement: (i) the Subsidiaries of the Company include CCCS Holdings, CCCS Opco and CCCS Opco’s Subsidiaries; and (ii) the Subsidiaries of CCCS Holdings include CCCS Opco and CCCS Opco’s Subsidiaries.

“Surviving Entities” has the meaning set forth in Section 2.1(b).

“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, escheat, abandoned or unclaimed property, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed thereon by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Basket Amount” has the meaning set forth in Section 11.3(b).

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Representations” has the meaning set forth in Section 11.3(b).

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals and applications for registration; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable law, including inventions (whether patentable or not), unregistered industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists and technical information.

“Transfer Taxes” has the meaning set forth in Section 8.1.

“WARN Act” has the meaning set forth in Section 5.12(c).

“Workers” has the meaning set forth in Section 5.12(b).

ARTICLE 2:  THE MERGERS

2.1                               The Mergers.

(a)                                  Checksmart Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the Delaware Act, at the Checksmart Effective Time, Checksmart Merger Sub and Checksmart shall consummate the Checksmart Merger pursuant to which (i) Checksmart Merger Sub shall be merged with and into Checksmart and the separate existence of Checksmart Merger Sub shall thereupon cease,

(ii) Checksmart shall be the surviving entity in the Checksmart Merger (the “Checksmart Surviving Entity”), and (iii) the Checksmart Surviving Entity shall become a direct Subsidiary of the Buyer by virtue of the Buyer being its sole stockholder.

(b)                                 CCCS Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the Delaware Act, at the CCCS Effective Time, CCCS Merger Sub and the Company shall consummate the CCCS Merger pursuant to which (i) CCCS Merger Sub shall be merged with and into the Company and the separate existence of CCCS Merger Sub shall thereupon cease, (ii) the Company shall be the surviving entity in the CCCS Merger (the “CCCS Surviving Entity” and, together with the Checksmart Surviving Entity, the “Surviving Entities”), and (iii) the CCCS Surviving Entity shall become a direct Subsidiary of the Buyer by virtue of the Buyer being its sole stockholder.

(c)                                  Tax Treatment.  The parties hereto intend that the transactions contemplated by this Agreement (including the contribution transactions described in Section 3.3) shall qualify as an exchange under the provisions of Section 351 of the Code and/or a reorganization under the provisions of Section 368 of the Code.  Each of the parties hereto shall prepare and file all Returns in a manner consistent with such treatment except as otherwise required by Law.

2.2                               Closing.  The closing of the Mergers and the other transactions contemplated hereby (including the contribution transactions described in Section 3.3) (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the Business Day immediately after the date that the conditions set forth in Article 9 are satisfied or waived (subject to applicable Law), unless another time or date is agreed to in writing by the parties hereto.  The Closing shall take place remotely via the exchange of documents and signatures or shall be held at such location to which the parties to this Agreement agree in writing.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.  For accounting and computational purposes, the Closing will be deemed to have occurred at 11:59 p.m. (Eastern Time) on the Closing Date.

2.3                               Effective Times.

(a)                                  Checksmart Effective Time.  Prior to the CCCS Effective Time and preceding the CCCS Merger Filing, Checksmart Merger Sub and Checksmart shall (i) file a certificate of merger (the “Checksmart Certificate of Merger”) in such form as required by and executed in accordance with the relevant provisions of the Delaware Act, and (ii) make all other filings or recordings required under the Delaware Act to effect the Checksmart Merger.  The Checksmart Merger shall become effective at such time as the Checksmart Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Checksmart Merger Sub and Checksmart agree and specify in the Checksmart Certificate of Merger (the date and time the Checksmart Merger becomes effective being the “Checksmart Effective Time”).  The Checksmart Merger shall have the effects set forth in the Delaware Act.  Without limiting the generality of the foregoing and subject thereto, at the Checksmart Effective Time, all the property, rights, privileges, powers and franchises of both Checksmart Merger Sub and Checksmart shall be vested in the Checksmart Surviving Entity, and all debts, liabilities and duties of both Checksmart Merger Sub and Checksmart shall become the debts, liabilities and duties of the Checksmart Surviving Entity.

(b)                                 CCCS Effective Time.  At the Closing, CCCS Merger Sub and the Company shall (i) file a certificate of merger (the “CCCS Certificate of Merger”) in such form as required by and executed in accordance with the relevant provisions of the Delaware Act, and (ii) make all other filings or recordings required under the Delaware Act to effect the CCCS Merger (the “CCCS Merger Filing”).  The CCCS Merger shall become effective at such time as the CCCS Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as CCCS Merger Sub and the Company agree and specify in the CCCS Certificate of Merger (the date and time the CCCS Merger becomes effective being the “CCCS Effective Time”) (which CCCS Effective Time shall be following the Checksmart Effective Time). The CCCS Merger shall have the effects set forth in the Delaware Act.  Without limiting the generality of the foregoing and subject thereto, at the CCCS Effective Time, all the property, rights, privileges, powers and franchises of both CCCS Merger Sub and the Company shall be vested in the CCCS Surviving Entity, and all debts, liabilities and duties of both CCCS Merger Sub and the Company shall become the debts, liabilities and duties of the CCCS Surviving Entity.

2.4                               Certificates of Incorporation and Bylaws.

(a)                                  Certificates of Incorporation.  At the Checksmart Effective Time, the certificate of incorporation of Checksmart Merger Sub, as in effect immediately prior to the Checksmart Effective Time, shall become the certificate of incorporation of the Checksmart Surviving Entity until thereafter amended as provided therein or by the Delaware Act.  At the CCCS Effective Time, the certificate of incorporation of CCCS Merger Sub, as in effect immediately prior to the CCCS Effective Time, shall become the certificate of incorporation of the CCCS Surviving Entity until thereafter amended as provided therein or by the Delaware Act.

(b)                                 Bylaws.  At the Checksmart Effective Time, the bylaws of Checksmart Merger Sub, as in effect immediately prior to the Checksmart Effective Time, shall become the bylaws of the Checksmart Surviving Entity until thereafter amended as provided therein or by the Delaware Act.  At the CCCS Effective Time, the bylaws of CCCS Merger Sub, as in effect immediately prior to the CCCS Effective Time, shall become the bylaws of the CCCS Surviving Entity until thereafter amended as provided therein or by the Delaware Act.

2.5                               Directors and Officers of the Buyer and Surviving Entities.  From and after the CCCS Effective Time or the Checksmart Effective Time, as applicable, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, the Persons identified in Exhibit 2.5 shall be the directors and officers of each of the Buyer and the Surviving Entities.

ARTICLE 3:  EFFECT OF THE MERGERS ON THE EQUITY SECURITIES OF THE CONSTITUENT CORPORATIONS AND THEIR AFFILIATES

3.1                               Effect on Equity Securities of Checksmart Merger Sub and Checksmart.

(a)                                  Checksmart Merger Sub Stock.  At the Checksmart Effective Time, by virtue of the Checksmart Merger and without any action on the part of the holders of any holders of the common stock, par value $0.01 per share, of Checksmart Merger Sub (the “Checksmart Merger Sub Stock”), the Checksmart Merger shall have no effect on the Checksmart Merger Sub Stock issued and outstanding immediately prior to the Checksmart Effective Time and, at and after the Checksmart Effective Time, the Checksmart Merger Sub Stock shall remain outstanding and shall evidence the only issued and outstanding capital stock of the Checksmart Surviving Entity.

(b)                                 Checksmart Stock.  At the Checksmart Effective Time, by virtue of the Checksmart Merger and without any action on the part of the holders of the Class A common stock, par value $0.01 per share, and Class B non-voting common stock, par value $0.01 per share, of Checksmart (collectively, the “Checksmart Stock”), all of the shares of Checksmart Stock issued and outstanding immediately prior to the Checksmart Effective Time shall be converted into the right to receive, in the aggregate, 1,023,256 shares of Buyer Stock (the “Checksmart Merger Consideration Shares”).  All such shares of Checksmart Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. At the Closing, the Buyer shall (i) cancel the Buyer Stock held by Checksmart immediately prior to the Checksmart Effective Time and (ii) issue the Checksmart Merger Consideration Shares to the Checksmart Stockholders pursuant to the allocation set forth on Exhibit 3.1(b).

3.2                               Effect on Equity Securities of CCCS Merger Sub and the Company.

(a)                                  CCCS Merger Sub Stock.  At the CCCS Effective Time, by virtue of the CCCS Merger and without any action on the part of the holders of the common stock, par value $0.01 per share, of CCCS Merger Sub (the “CCCS Merger Sub Stock”), the CCCS Merger shall have no effect on the CCCS Merger Sub Stock issued and outstanding immediately prior to the CCCS Effective Time and, at and after the CCCS Effective Time, the CCCS Merger Sub Stock shall remain outstanding and shall evidence the only issued and outstanding capital stock of the CCCS Surviving Entity.

(b)                                 Company Stock.  At the CCCS Effective Time, by virtue of the CCCS Merger and without any action on the part of the holders of the common stock, par value $0.001 per share, of the Company (the “Company Stock”), all of the shares of Company Stock issued and outstanding immediately prior to the CCCS Effective Time shall be converted into the right to receive in the aggregate, 196,369 shares of Buyer Stock (the “CCCS Merger Consideration Shares”).  All such shares of Company Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.  At the Closing, the Buyer shall issue the CCCS Merger Consideration Shares to the Company Stockholders pursuant to the allocation set forth on Exhibit 3.2(b).

3.3                               Contributions by CCCS Founders and Buyer.  Concurrently with the CCCS Effective Time:

(a)                                  Each of the CCCS Founders shall contribute all of the CCCS Holdings Units then held by such CCCS Founder to the Buyer and, in exchange therefor, the Buyer shall issue to the CCCS Founders, in the aggregate, 110,631 shares of Buyer Stock (the “CCCS Founders Merger Consideration Shares”).  The allocation of the CCCS Founders Merger Consideration Shares among the CCCS Founders is set forth on Exhibit 3.3(a).

(b)                                 Immediately thereafter, the Buyer shall contribute such CCCS Holdings Units held by the Buyer as a result of the contribution transactions described in Section 3.3(a) to the Company.

(c)                                  Immediately after giving effect to the transactions described in Sections 3.1 and 3.2 and this Section 3.3, the issued and outstanding capital stock of the Buyer (and the holders thereof) shall be as set forth on Schedule 6.4(a).

3.4                               Effect on Checksmart Options.  At the Checksmart Effective Time, each outstanding option to purchase shares of Checksmart Stock identified on Exhibit 3.4, whether or not then exercisable (the “Options”), will be automatically converted into an option to purchase the number of shares of Buyer Stock (the “New Options”) set forth on Exhibit 3.4, and any options not listed on Exhibit 3.4 shall be terminated and cancelled without payment of any consideration.  As of the Checksmart Effective Time, (i) the Buyer shall adopt the Option Plan as the management equity incentive plan of the Buyer (the “New Option Plan”), and (ii) Checksmart shall take all necessary and desirable action to terminate all stock option or similar plans of Checksmart and its Subsidiaries then in effect, including the Option Plan.  From and after the Checksmart Effective Time, the New Options will be governed by the terms of the New Option Plan and the holders of the Options immediately prior to the Checksmart Effective Time (the “Option Holders”) will cease to have any rights with respect to the Options, except for the right to receive from the Buyer the New Options as set forth in this Section 3.4.  Prior to the Checksmart Effective Time, Checksmart shall send a written notice to each of the Option Holders with respect to the conversion described in this Section 3.4.  The foregoing conversion of Options to New Options shall comply with the requirements of Section 409A of the Code and shall not cause any conversion of Options to be treated as a grant of a new stock right or a change in the form of payment within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

3.5                               Effect on CCCS Holdings Options.  As of the time immediately prior to the CCCS Effective Time and the Closing, each issued and outstanding Class C Unit (as defined in the Amended and Restated Limited Liability Company Agreement of CCCS Holdings dated as of September 29, 2006), whether or not then vested or exercisable, and all Management Incentive Unit Agreements relating to the Class C Units (and all related agreements executed in connection therewith), shall be terminated and cancelled without payment of any consideration therefor pursuant to agreements executed prior to the CCCS Effective Time by the holders of such issued and outstanding Class C Units.

ARTICLE 4:  DELIVERIES AND OTHER ACTIONS

4.1                               Deliveries by the Seller Parties.  At the Closing, the applicable Seller Parties shall deliver, or cause to be delivered, to the Buyer Parties the following items:

(a)                                  a copy of the Shareholders Agreement, in the form attached hereto as Exhibit A, by and among the Buyer, the Checksmart Stockholders and the Seller Parties (the “Shareholders Agreement”), duly executed by the Seller Parties;

(b)                                 a copy of the Non-Competition Agreement (containing territorial restrictions with respect to the State of California only), in the form attached hereto as Exhibit B, by and between the Buyer and Rick Lake (the “Non-Competition Agreement”), duly executed by Rick Lake;

(c)                                  a reasonably current long-form good standing certificate (or comparable document) for the Company issued by the Secretary of State of the State of Delaware and in each state in which the Company is qualified to do business as a foreign corporation;

(d)                                 a reasonably current long-form good standing certificate (or comparable document) for each of the Company’s Subsidiaries issued by the secretary of state of such Subsidiary’s jurisdiction of incorporation or formation and in each state in which such Subsidiary is qualified to do business as a foreign corporation or limited liability company;

(e)                                  a copy of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware, and a copy of the bylaws of the Company, certified by an officer of the Company;

(f)                                    a copy of the certificate of incorporation or formation (or comparable organizational document) of each of the Company’s Subsidiaries, certified by the secretary of state of such Subsidiary’s jurisdiction of incorporation or formation, and a copy of the bylaws or limited liability company agreement (or comparable organizational document) of each of the Company’s Subsidiaries, certified by an officer of such Subsidiary;

(g)                                 the original corporate record books and stock or limited liability company unit transfer registers of the Company and each of the Company’s Subsidiaries;

(h)                                 a certificate of an officer of the Company, dated as of the Closing Date, setting forth in reasonably sufficient detail, the aggregate amount of the (i) Indebtedness of the Company and its Subsidiaries (including the Company Indebtedness) and (ii) Seller Parties’ Selling Expenses, in each case, indicating the amount of each individual component of Indebtedness or Seller Parties’ Selling Expenses and the Person to whom such Indebtedness or Seller Parties’ Selling Expense is owed, as of the Closing Date;

(i)                                     certified copies of resolutions duly adopted by the Board of Directors of the Company, and the Company Stockholders, as the only stockholders of the Company, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(j)                                     payoff letters and appropriate termination statements under the Uniform Commercial Code to extinguish all Company Indebtedness and all Liens related thereto to the extent directed by the Buyer or its lenders;

(k)                                  an amendment with respect to each of the Real Property Leases listed on Schedule 5.5 that (i) contains the consent of the landlord under each of such Real Property Leases to the transactions contemplated by this Agreement, (ii) provides that the aggregate per month rent under each of such Real Property Leases shall increase by 10% for the 12-month period beginning on January 1, 2013, (iii) provides that beginning January 1, 2014, the per-month rent under each of such Real Property Leases shall be adjusted on an annual basis according to a CPI-based inflation index (provided that the annual rent increase shall be capped at 8% and will be no less than 3%), and (iv) provides for an extension of the term of each of such Real Property Leases to December 31, 2019;

(l)                                     written resignations of each manager, director and officer, as applicable, of the Company and each of the Company’s Subsidiaries;

(m)                               a release, in the form attached hereto as Exhibit C-1, duly executed by (i) each of the CCCS Founders as it relates to CCCS Holdings and its Subsidiaries and (ii) each of the Company Stockholders as it relates to the Company and its Subsidiaries (in either case, the “Seller Release”);

(n)                                 a non foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each of the Seller Parties and in form and substance reasonably satisfactory to the Buyer;

(o)                                 a copy of the Advisory Services and Monitoring Agreement, in the form attached hereto as Exhibit D, by and among the Buyer, Checksmart Financial, Diamond Castle Holdings, LLC, CCCS Opco and GGC Administration, LLC (the “Advisory Agreement”), duly executed by CCCS Opco and GGC Administration, LLC;

(p)                                 stock certificates representing all of the issued and outstanding shares of Company Stock, accompanied by duly executed stock powers and all applicable stock transfer tax stamps attached and otherwise sufficient to transfer such shares pursuant to this Agreement free and clear of all Liens other than Liens arising under federal and state securities Laws;

(q)                                 limited liability company interest certificates representing all of the CCCS Holdings Units owned by the CCCS Founders, accompanied by duly executed limited liability company interest powers (or if such interests are not certificated, instruments of assignment of the limited liability company interests being transferred pursuant to this Agreement in form and substance reasonably acceptable to the Buyer) and otherwise sufficient to transfer the CCCS Holdings Units owned by the CCCS Founders pursuant to this Agreement free and clear of all Liens other than Liens arising under federal and state securities Laws; and

(r)                                    a certificate of an officer of CCCS Holdings, dated as of the Closing Date, attesting to the matters set forth in Sections 9.2(a) and (b).

4.2                               Deliveries by the Buyer Parties.  At the Closing, the applicable Buyer Parties shall deliver, or cause to be delivered, to the Seller Representative the following items:

(a)                                  a copy of the Shareholders Agreement, duly executed by the Buyer and the Checksmart Stockholders;

(b)                                 a reasonably current long-form good standing certificate (or comparable document) for the Buyer issued by the Secretary of State of the State of Ohio and in each state in which the Buyer is qualified to do business as a foreign corporation;

(c)                                  a reasonably current long-form good standing certificate (or comparable document) for Checksmart issued by the Secretary of State of the State of Delaware and in each state in which Checksmart is qualified to do business as a foreign corporation;

(d)                                 a copy of the articles of incorporation of the Buyer, certified by the Secretary of State of the State of Ohio, and a copy of the code of regulations of the Buyer, certified by an officer of the Buyer;

(e)                                  a copy of the certificate of incorporation of Checksmart, certified by the Secretary of State of the State of Delaware, and a copy of the bylaws of Checksmart, certified by an officer of Checksmart;

(f)                                    a certificate of an officer of the Buyer, dated as of the Closing Date, setting forth in reasonably sufficient detail, the aggregate amount of the (i) Indebtedness of the Buyer, Checksmart and Checksmart’s Subsidiaries on a consolidated basis (including the Checksmart Indebtedness) and (ii) Buyer Parties’ Selling Expenses, in each case, indicating the amount of each individual component of Indebtedness or Buyer Parties’ Selling Expenses and the Person to whom such Indebtedness or Buyer Parties’ Selling Expense is owed, as of the Closing Date;

(g)                                 certified copies of resolutions duly adopted by the Board of Directors and, as necessary, the stockholders or shareholders of each of the Buyer, Checksmart, CCCS Merger Sub and Checksmart Merger Sub, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(h)                                 payoff letters and appropriate termination statements under the Uniform Commercial Code to extinguish all Checksmart Indebtedness and all Liens related thereto;

(i)                                     a release, in the form attached hereto as Exhibit C-2, duly executed by Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A, L.P. and Deal Leaders Fund, L.P.

(j)                                     a copy of the Advisory Agreement, duly executed by the Buyer, Checksmart Financial and Diamond Castle Holdings, LLC; and

(k)                                  a certificate of an officer of the Buyer, on behalf of the Buyer Parties, dated as of the Closing Date, attesting to the matters set forth Sections 9.3(a) and (b).

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY AND ITS SUBSIDIARIES

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows:

5.1                               Existence and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 5.1, which are the only jurisdictions in which it is required to be so qualified, except to the extent the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.  Each of CCCS Holdings and CCCS Opco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly authorized, qualified or licensed to do business as a foreign limited liability company in each of the jurisdictions set forth on Schedule 5.1, which are the only jurisdictions in which it is required to be so qualified, except to the extent the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.  Each of CCCS Opco’s Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 5.1, which are the only jurisdictions in which such Subsidiary is required to be so qualified, except to the extent the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.  The Seller Parties have made available to the Buyer true, complete and correct copies of the certificate of formation or incorporation and limited liability company agreement or bylaws (or comparable organizational documents) of the Company and each of the Company’s Subsidiaries, each as currently in effect and reflecting any and all amendments thereto.  Such organizational documents are in full force and effect and neither the Company nor any of the Company’s Subsidiaries is in violation of any provision thereof.

5.2                               Power.  Each of the Company and its Subsidiaries has the requisite limited liability company or corporate power and authority to (a) own, operate and lease its respective properties and assets as and where currently owned, operated and leased and (b) carry on its respective business as currently conducted, in each case, except as would not reasonably be expected to result in a Company Material Adverse Effect.

5.3                               Validity and Enforceability. Each of the Company and CCCS Holdings has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited liability company, stockholder or member action, on the part of each of the Company and CCCS Holdings.  This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Company and CCCS Holdings and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of the Company and CCCS Holdings, enforceable against the Company and CCCS Holdings in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and legal and equitable remedies generally (the “General Enforceability Exceptions”).

5.4                               Capitalization.

(a)                                  The Company.  The authorized capital stock of the Company consists of 1,000 shares of Company Stock, of which 1,000 shares are issued and outstanding, and all of which have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable securities Laws and any preemptive rights or rights of first refusal of any Person.  The 1,000 issued and outstanding shares of Company Stock represent the only issued and outstanding shares of capital stock of the Company.  No shares of capital stock are held by the Company as treasury stock.  There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities.  Schedule 5.4(a) sets forth a true and complete statement of the capitalization of the Company as of the date hereof and as of the time immediately prior to the CCCS Merger.  There are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company, and there is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of, any other Person.  There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or convertible into or exchangeable for securities of the Company having the right to vote or consent) on any matters on which the stockholders of the Company may vote.  Except as set forth on Schedule 5.4(a), the Company has no Subsidiaries and no Investments.

(b)                                 CCCS Holdings.  Schedule 5.4(b) sets forth the authorized equity interests of CCCS Holdings and the equity interests of CCCS Holdings that are issued and outstanding.  All of such issued and outstanding equity interests have been duly authorized and validly issued, and were issued in compliance with all applicable securities Laws and any preemptive rights or rights of first refusal of any Person.  The equity interests of CCCS Holdings set forth on Schedule 5.4(b) indicated as being issued and outstanding represent the only issued and outstanding equity interests of CCCS Holdings.  No equity interests are held by CCCS Holdings as treasury security.  Except as set forth on Schedule 5.4(b), there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating CCCS Holdings to issue, directly or indirectly, any additional equity interests or other equity securities.  Schedule 5.4(b) sets forth a true and complete statement of the capitalization of CCCS Holdings (including as to each member thereof and its equity interests therein) as of the date hereof and as of the time immediately prior to the contributions described in Section 3.3(a).  Except as set forth on Schedule 5.4(b), there are no Contracts relating to the issuance, sale, transfer or voting of any equity interests or other securities of the CCCS Holdings, and there is no obligation, contingent or otherwise, of CCCS Holdings to repurchase, redeem or otherwise acquire any equity interests or other equity securities of CCCS Holdings or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of, any other Person.  After giving effect to Section 3.5 and as of the time immediately prior to the Closing, there will be no issued and outstanding Class C Units (as defined in the Amended and Restated Limited Liability Company Agreement of CCCS Holdings dated as of September 29, 2006), and all Management Incentive Unit Agreements and other agreements related thereto will have been terminated.  There are no bonds, debentures, notes or other Indebtedness of CCCS Holdings having the right to vote or consent (or convertible into or exchangeable for securities of CCCS Holdings having the right to vote or consent) on any matters on which the members of CCCS Holdings may vote.  Except as set forth on Schedule 5.4(b), CCCS Holdings has no Subsidiaries and no Investments.  CCCS Holdings has good and marketable title to all of the issued and outstanding equity interests of CCCS Opco, free and clear of all Liens other than Liens arising under federal and state securities Laws.

(c)                                  Subsidiaries.  Schedule 5.4(c) sets forth a true and complete statement of the capitalization of each of the Subsidiaries of CCCS Holdings (including the authorized capital stock or other equity securities of each such Subsidiary).  All of the issued and outstanding equity securities of each such Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable (as applicable) and were issued in compliance with all applicable securities Laws and any preemptive rights or rights of first refusal of any Person.  No shares of capital stock or other equity securities are held by such Subsidiary as treasury security.  There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating any such Subsidiary to issue, directly or indirectly, any additional shares of its capital stock or other equity securities.  There are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any such Subsidiary.  There is no obligation, contingent or otherwise, of any such Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity securities of such Subsidiary or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of, any other Person.  There are no bonds, debentures, notes or other Indebtedness of such Subsidiary having the right to vote or consent (or convertible into or exchangeable for securities of such Subsidiary having the right to vote or consent) on any matters on which the members or stockholders of such Subsidiary may vote.  CCCS Opco has good and marketable title to all of the issued and outstanding equity securities of its Subsidiaries, free and clear of all Liens other than Liens arising under federal and state securities Laws.

5.5                               No Conflict.  Except as set forth on Schedule 5.5, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company or CCCS Holdings, nor the performance by the Company or CCCS Holdings of its obligations hereunder or thereunder, will (a) violate or conflict with (i) the certificate of incorporation or bylaws (or comparable organizational documents), or certificate of formation or limited liability company agreement of the Company or any of its Subsidiaries or (ii) any Law or Order applicable to the Company or any of its Subsidiaries or by which any of its properties or assets are bound, which violation of any such Law or Order would reasonably be expected to result in a Company Material Adverse Effect, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which any of its assets or properties are bound, in the case of any Contract individually, that would reasonably be expected to result in a Company Material Adverse Effect or (c) result in the creation or imposition of any Lien (other than restrictions under applicable securities Laws) with respect to, or otherwise have an adverse effect upon, any of the equity securities of the Company or any of its Subsidiaries (including the Company Stock and the CCCS Holdings Units) or the properties or assets of the Company or any of its Subsidiaries, in each case, that would reasonably be expected to result in a Company Material Adverse Effect.

5.6                               Required Governmental Filings and Consents.  Except (a) as set forth on Schedule 5.6,(b) as may be required under the HSR Act and (c) for the filing of the CCCS Certificate of Merger and the Checksmart Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery by the Company or CCCS Holdings of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.7                               Real Property.

(a)                                  Leased Real Property.  Schedule 5.7(a) sets forth a true and complete description of all Real Property leased, licensed to or otherwise used or occupied (but not owned) (collectively, the “Leased Real Property”) by the Company and its Subsidiaries.  To the Knowledge of the Company, the Company and each of its Subsidiaries, as applicable, has a valid and subsisting leasehold estate in such Leased Real Property.  To the Knowledge of the Company, a true and correct summary of each such lease, license, or occupancy agreement, and any amendments thereto, with respect to such Leased Real Property (collectively, the “Real Property Leases”) has been made available to the Buyer, and no material changes have been made to any Real Property Leases since the date provided.  All of the Leased Real Property is used or occupied by the Company or its Subsidiaries pursuant to a Real Property Lease.  Except as set forth on Schedule 5.7(a), to the Knowledge of the Company, with respect to each Real Property Lease: (i) such Real Property Lease is a valid, binding and enforceable obligation of the Company or its Subsidiary party thereto in accordance with its terms, subject to the General

Enforceability Exceptions, and is in full force and effect, (ii) all rents, deposits and additional rents due pursuant to such Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a material breach or material default under such Real Property Lease that has not been redeposited in full, (iii) there is no existing material breach or material default by the Company or its Subsidiary party thereto, or the lessor, under any such Real Property Lease, and no event has occurred that (with notice, lapse of time or both) would reasonably be expected to constitute such a material breach or material default under any such Real Property Lease by the Company or its Subsidiary party to such Real Property Lease or give the Company or its Subsidiary party thereto or the lessor thereunder the right to terminate, accelerate or modify in any material respect any such Real Property Lease, and (iv) neither the Company nor any of its Subsidiaries has received any notice that it is in material default under any such Real Property Lease which has not been cured in all material respects (it being understood that no representation or warranty is given hereby as to any notices required to be given or consents required to be obtained under any such Real Property Lease in connection with the transactions contemplated hereby).  Except as disclosed on Schedule 5.7(a), no Affiliate of the Company or its Subsidiaries is the owner or lessor of any Leased Real Property.  The Leased Real Property is in good condition and repair (subject to normal wear and tear).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.  Neither the Company nor any of its Subsidiaries owns any interest in any real property.

(b)                                 Absence of Violations.  Except as set forth on Schedule 5.7(b), none of the leasing, occupancy or use of the Leased Real Property by the Company or its Subsidiaries is in violation of any Law in any material respect, including any building, zoning, environmental or other Law.  To the Knowledge of the Company, the condition and use of the Leased Real Property by the Company and its Subsidiaries conforms to each certificate of occupancy and Company Material Permit issued in connection with the Leased Real Property.  Each of the Company and its Subsidiaries has obtained all Permits necessary for and material to the operation of its business at the Leased Real Property.

5.8                               Personal Property.  Except as set forth on Schedule 5.8, to the Knowledge of the Company, each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its respective tangible material personal property and material assets free and clear of all Liens other than Permitted Liens.  To the Knowledge of the Company, the material tangible personal property and material assets of the Company and each of its Subsidiaries are free from defects and in good operating condition and repair (subject to normal wear and tear).

5.9                               Litigation and Orders.

(a)                                  Except as set forth on Schedule 5.9, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective business, operations or assets.  There are no Proceedings pending or, to the Knowledge of the Company, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company or CCCS Holdings to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements.  Schedule 5.9 lists all Proceedings to which the Company or any of its Subsidiaries was a defendant or in which a counter claim was filed against the Company or any of its Subsidiaries during the past three (3) years (whether or not settled), in each case with a claimed (or counterclaimed, as applicable) amount in excess of $25,000.  None of the pending or threatened Proceedings set forth on Schedule 5.9, if adversely determined, would reasonably be expected to result in a Company Material Adverse Effect.

(b)                                 There is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject.  Each of the Company and its Subsidiaries have been in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply in any material respect with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject.

(c)                                  There is no Order pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that charges the Company or its Subsidiaries with the (or indicates that any of such parties are in) violation of or noncompliance with any Law or Permit.  There is no Order or Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the consummation of the transactions contemplated hereby.

5.10                        Compliance with Laws.  Except as set forth on Schedule 5.10, each of the Company and its Subsidiaries is now, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws and Orders, including the Bank Secrecy Act, U.S.A. Patriot Act, Gramm-Leach Bliley Act, Consumer Reporting Employment Clarification Act, Consumer Collection Credit Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, all truth-in lending related Laws, all anti-money laundering and “know your customer” Laws, all usury and consumer protection related Laws, and all debt collection Laws.  Except as set forth on Schedule 5.10, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person regarding (a) any actual or alleged violation of, or failure to comply in any material respect with, any applicable Law, or (b) any actual or alleged material obligation or material liability of the Company or any of its Subsidiaries under any applicable Law.  Each of the Company and its Subsidiaries has implemented a written anti-money laundering compliance program that complies in all material respects with all applicable Laws (a true and correct copy of which has been made available to the Buyer), and has operated its business for the past three (3) years in compliance in all material respects with such program.  Each of the Company and its

Subsidiaries has made available its form of truth and lending agreement and such other material forms that it uses in the Ordinary Course of Business (a true and correct copy of the current form of which has been made available to the Buyer) to each of its loan applicants.

5.11                        Conduct of Business.  Since December 31, 2010, the business and operations of the Company and each of its Subsidiaries have been conducted in the Ordinary Course of Business and since December 31, 2010 there has not occurred a Company Material Adverse Effect.  Without limiting the generality of the foregoing, since December 31, 2010 and except as set forth on Schedule 5.11, neither the Company nor any of its Subsidiaries has:

(a)                                  incurred or become subject to any Indebtedness greater than $100,000 except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under the Company Credit Agreements;

(b)                                 (i) Guaranteed the Indebtedness of any Person, (ii) cancelled any Indebtedness owed to it or (iii) released any claim possessed by it, in each case, in excess of $100,000 or outside the Ordinary Course of Business;

(c)                                  made any material change in the Tax reporting or accounting principles, practices or policies, including with respect to (i) depreciation or amortization policies or rates or (ii) the payment of accounts payable or the collection of accounts receivable;

(d)                                 changed, rescinded or made any material Tax election, filed any amended Tax Return, entered into any closing agreement, consented to any extension or waiver of the limitation period applicable to any Tax claim in excess of $100,000, settled any Tax claim or assessment in excess of $100,000 or surrendered any right to claim a Tax refund;

(e)                                  suffered any theft, damage, destruction or loss (not covered by insurance) of or to any tangible asset or assets having a value in excess of $50,000 individually or $100,000 in the aggregate;

(f)                                    other than in the Ordinary Course of Business, (i) increased the salary, wages or other compensation rates of any officer, employee, manager, director or consultant, other than pursuant to an agreement in existence on December 31, 2010, (ii) made or granted any increase in any Company Employee Plan, or amended or terminated any existing Company Employee Plan, or adopted any new Company Employee Plan other than as required by Law or an existing contract, (iii) paid any bonus, in cash or any other form, to any officer, employee, manager, director or consultant, or (iv) made any commitment or incurred any liability to any labor organization;

(g)                                 sold, assigned, transferred (including transfers to any employees, stockholders, members or Affiliates), licensed or subjected to any Lien any tangible or intangible assets or properties having a value in excess of $50,000 individually or $100,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business;

(h)                                 authorized or made any capital expenditures or commitments therefor in excess of $50,000 individually or $100,000 in the aggregate;

(i)                                     amended its certificate of formation or incorporation, limited liability company agreement or bylaws (or comparable organizational documents);

(j)                                     declared or paid any dividends or distributions with respect to any equity securities or redeemed or purchased, directly or indirectly, any equity securities;

(k)                                  issued or sold any equity securities or split, combined or subdivided any equity securities;

(l)                                     instituted or settled any Proceeding that involved more than $100,000;

(m)                               made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of $100,000;

(n)                                 entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Company Material Contract other than in the Ordinary Course of Business;

(o)                                 licensed in or purchased any Intellectual Property that is material to its business or licensed out or otherwise permitted any Person to use any Owned Intellectual Property, in each case, other than in the Ordinary Course of Business;

(p)                                 commenced or terminated any line of business; or

(q)                                 agreed to do any of the foregoing.

5.12                        Labor Matters.

(a)                                  Union and Employee Contracts.  Except as set forth on Schedule 5.12(a), neither the Company nor any of its Subsidiaries is a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract.  Neither the Company nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative.  To the Knowledge of the Company, no union or collective bargaining representative has been certified as representing the employees of the Company or any of its Subsidiaries.  To the Knowledge of the Company, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Company or any of its Subsidiaries during the past three (3) years.  Neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past three (3) years.

(b)                                 List of Workers, Etc.  To the Knowledge of the Company, Schedule 5.12(b) sets forth an accurate and complete list, as of the date of this Agreement, of all (i) employees (including each employee’s name, title or position, present annual or hourly compensation, designation as exempt or nonexempt, and years of service), and (ii) individuals who are classified as independent contractors (including the respective compensation of each independent contractor) (such individuals described in clauses (i) and (ii) above are collectively referred to herein as “Workers”), in the case of clause (i) above, of the Company and its Subsidiaries, and in the case of clause (ii) above, who are currently performing services for the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries is delinquent in payments to any such Worker for any material wages, salaries, commissions, bonuses or other compensation for any services performed by any such Worker or for any other amounts required to be reimbursed by the Company or any of its Subsidiaries to any such Worker (including vacation, sick leave, other paid time off or severance pay).  Except as set forth on Schedule 5.12(b), since December 31, 2010, neither the Company nor any of its Subsidiaries has increased the salary of any employee with an annual base salary of more than $100,000 by more than 7% or granted an increase in bonus of more than $5,000.  Except as set forth on Schedule 5.12(b), neither the Company nor any of its Subsidiaries employs any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to the Company or any of its Subsidiaries, as applicable, subject to applicable Laws relating to employment discrimination.

(c)                                  WARN Act.  The Company and its Subsidiaries are in compliance in all material respects with the Worker Adjustment and Retraining Notification Act (29 USC §2101) (the “WARN Act”) and any similar Laws regarding redundancies, reductions in force, mass layoffs and plant closings, including with respect to all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.  Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local Law in the United States.

(d)                                 IRCA.  To the Knowledge of the Company, all current employees of the Company and any of its Subsidiaries who work in the United States are, and all former employees of the Company or any of its Subsidiaries who worked in the United States whose employment terminated, voluntarily or involuntarily, within the one (1) year prior to the Closing Date, were legally authorized to work in the United States.  To the Knowledge of the Company, the Company and its Subsidiaries has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date.  The Company and each of its Subsidiaries is and has been for the past three (3) years in compliance in all material respects with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e)                                  Unemployment, Social Security and Other Benefits.  Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).  Except as set forth on Schedule 5.12(e), there are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.

(f)                                    Manuals, Handbooks, Policies, etc.  To the Knowledge of the Company, true and complete copies have been made available to the Buyer of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or any of its Subsidiaries.

(g)                                 Compliance and Investigations.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any Order by or of any Governmental Authority relating to employees or employment practices other than wage garnishments.  Except as set forth on Schedule 5.9, to the Knowledge of the Company, neither the Company nor its Subsidiaries nor any of their executive officers has received within the past three (3) years from any Governmental Authority responsible for the enforcement of labor or employment laws any notice of intent to conduct an investigation relating to the Company or any of its Subsidiaries and no such investigation is in progress.  Except as set forth on Schedule 5.9, the Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, and the payment of social security and other Taxes (collectively, “Employment Practices”).

(h)                                 Litigation With Workers.  Except as set forth on Schedule 5.9, there are no material claims, disputes, grievances or controversies pending or, to the Knowledge of the Company, threatened involving any Worker or group of Workers.  Except as set forth on Schedule 5.9, there are no charges, investigations, administrative proceedings or formal complaints relating to any Employment Practices pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board or any other Governmental Authority against the Company or any of its Subsidiaries pertaining to any Worker.

5.13                        Employee Benefit Plans.

(a)                                  Schedule 5.13(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other material employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, members, stockholders, consultants, or independent contractors of the Company or any of its Subsidiaries or any member of their Controlled Group that are sponsored or maintained by the Company or any of its Subsidiaries or any member of their Controlled Group or with respect to which the Company or any of its Subsidiaries or any member of their Controlled Group has made or is required to make payments, transfers, or contributions or has any liability, including as a result of the Company or any of its Subsidiaries, together with any other Person who is a member of the Controlled Group, being treated as a single employer under Section 414 of the Code (all of the above being individually or collectively referred to as “Company Employee Plan” or “Company Employee Plans”, respectively).  Neither the Company nor any of its Subsidiaries has any material liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Employee Plans.

(b)                                 To the Knowledge of the Company, true and complete copies of the following materials have been made available to the Buyer, to the extent applicable:  (i) all current plan documents for each Company Employee Plan or, in the case of an unwritten Company Employee Plan, a written description of such Company Employee Plan; (ii) all determination letters from the IRS with respect to any of the Company Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Company Employee Plans; and (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Company Employee Plan.

(c)                                  Each Company Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws.  To the Knowledge of the Company, there have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Employee Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

(d)                                 Each Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, or the IRS has issued a favorable opinion letter on the prototype document and, to the Knowledge of the Company, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(e)                                  No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, manager or director of the Company, its Subsidiaries or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)                                    Neither the Company nor its Subsidiaries nor any member of their Controlled Group has an obligation to contribute to or any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g)                                 With respect to each group health plan benefiting any current or former employee of the Company, its Subsidiaries or any member of their Controlled Group that is subject to Section 4980B of the Code, the Company, its Subsidiaries and each member of their Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h)                                 No Company Employee Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Employee Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i)                                     There is no pending or, to the Knowledge of the Company, threatened Proceeding of any kind before any Governmental Authority with respect to any Company Employee Plan (other than routine claims for benefits).

(j)                                     Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Company Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.  With respect to any insurance policy providing funding for benefits under any Company Employee Plan, to the Knowledge of the Company, there is no material liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability other than for premiums in the Ordinary Course of Business, nor would there be any such material liability if such insurance policy was terminated on the Closing Date.

(k)                                  No Company Employee Plan provides post-employment welfare benefits other than coverage mandated by Law.

(l)                                     The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise)

becoming due from the Company or any of its Subsidiaries to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) of the Company or any of its Subsidiaries.

(m)                               Neither the Company nor its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or its Subsidiaries other than the Company Employee Plans, or to make any amendments to any of the Company Employee Plans.  Subject to such constraints as may be imposed by Law, the Company or its Subsidiaries have the right to amend or terminate each Company Employee Plan that is a group retirement or group welfare benefit plan.  No Company Employee Plan provides benefits to any Person who is not a current or former employee of the Company or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee. Neither the Company nor any of its Subsidiaries currently maintains, contributes to or is otherwise obligated under, any Foreign Plans.

(n)                                 To the Knowledge of the Company, all contributions required to be paid with respect to workers’ compensation arrangements of the Company and its Subsidiaries have been made or accrued in accordance with GAAP as a liability in the Company Financial Statements.

(o)                                 With respect to each Company Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, neither the Company nor any of its Subsidiaries has any obligation to any person to cause any such Company Employee Plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any person in the event any such Company Employee Plan fails to comply with Section 409A of the Code.

This Section 5.13 sets forth the sole representations and warranties of the Seller Parties with respect to ERISA and employee benefits, including all matters regarding the Company Employee Plan.

5.14                        Environmental.  To the Knowledge of the Company, except as set forth on Schedule 5.14:

(a)                                  (i) There are no underground tanks and related pipes, pumps and other facilities at the Real Property of the Company or any of its Subsidiaries containing Hazardous Materials that are the responsibility of the Company or any of its Subsidiaries and that would reasonably be expected to give rise to a material liability of the Company or any of its Subsidiaries under any Environmental Law; and (ii) there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property that are the responsibility of the Company or any of its Subsidiaries and that would reasonably be expected to give rise to a material liability of the Company or any of its Subsidiaries under any Environmental Law.

(b)                                 Each of the Company and its Subsidiaries is presently, and for the past three (3) years has been in compliance in all material respects with all Environmental Laws applicable to the Real Property or to the Company’s or any of the Company’s Subsidiaries’ business operations.

(c)                                  (i) Neither the Company or any of its Subsidiaries has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon such Real Property, except in compliance in all material respects with all applicable Environmental Laws; and (ii) there has been no Release of any Hazardous Material by the Company or any of its Subsidiaries at such Real Property that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries under any Environmental Law.

(d)                                 Neither the Company or any of its Subsidiaries has within the past three (3) years (i) entered into or been subject to any Order with respect to such Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any material liability under any Environmental Laws; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any material liability under any Environmental Law.

(e)                                  (i) There currently are effective all material Permits required under any Environmental Law that are necessary for the Company and each of the Company’s Subsidiaries’ activities and operations at such Real Property as currently conducted; and (ii) any applications for renewal of such material Permits have been submitted on a timely basis to the extent required under any Environmental Law.

(f)                                    Neither the Company nor any of its Subsidiaries has contractually agreed to assume any material liability of any other Person relating to or arising from any Environmental Law.

(g)                                 The Company has made available to the Buyer copies of all material documents, records and information in its possession or reasonable control concerning environmental, health or safety liabilities, including previously conducted environmental audits and documents regarding any Release or disposal of Hazardous Materials by the Company or any of its Subsidiaries at, upon or from such Real Property or formerly owned or leased property.

This Section 5.14 sets forth the sole representations and warranties of the Seller Parties with respect to environmental matters, including with respect to any Environmental Law, Hazardous Material, or Release.

5.15                        Material Contracts.

(a)                                  Schedule 5.15 sets forth each Contract (and in the case of an oral Contract, the material terms of such Contract) to which the Company or any of its

Subsidiaries is a party to or to which any of the assets the Company or any of its Subsidiaries are bound: (i) governing the borrowing of money or the Guarantee or the repayment thereof or granting of Liens (other than Permitted Liens) on any material property or asset of the Company or any of its Subsidiaries, in each case, in excess of $100,000; (ii) providing for the employment of any Person with annual compensation in excess of $100,000, except for any Contract for “at-will” employment which may be terminated on 60 days or less prior notice without liability to the Company or its Subsidiaries; (iii) containing covenants expressly limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or market; (iv) providing a license to the Company or its Subsidiaries to use any third party Intellectual Property (other than licenses for commercially available off-the-shelf Software) or providing to a third party a license to use any Intellectual Property; (v) with any directors, managers, officers, members or stockholders of the Company or its Subsidiaries; (vi) providing for the future or ongoing purchase, maintenance or acquisition, or the sale, lease or furnishing, of materials, supplies, merchandise, property or equipment (including computer hardware or software or other property or services), in each case in excess of $100,000 annually or $200,000 in the aggregate; (vii) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or its Subsidiaries; (viii) providing for any offset, countertrade or barter arrangement in excess of $100,000 annually or $200,000 in the aggregate; (ix) containing a “most favored nation” pricing agreement or consignment arrangement with a customer or supplier; (x) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company or its Subsidiaries at will or by giving notice of 30 days or less, without liability; (xi) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by the Company or any of its Subsidiaries with any other Person; (xii) involving management services, consulting services, independent contractor services, support services or any other similar services, in each case, in excess of $100,000 annually or $200,000 in the aggregate; (xiii) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise (but excluding the acquisition of inventory in the Ordinary Course of Business); (xiv) granting a power of attorney to any Person; (xv) with respect to a franchise agreement or arrangement; or (xvi) under which the amount payable by the Company or any of its Subsidiaries is based on a royalty or earn-out in excess of $100,000 annually or $200,000 in the aggregate (the Contracts described in clauses (i)-(xvi) are each, a “Company Material Contract” and collectively, the “Company Material Contracts”).

(b)                                 To the Knowledge of the Company, the Company has made available to the Buyer true and complete copies of each written Company Material Contract, as amended.  Each Company Material Contract is a valid, binding and enforceable obligation of the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to the General Enforceability Exceptions.  With respect to the Company Material Contracts listed on Schedule 5.15 (or required to be listed on Schedule 5.15):  (i) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in material default under or in material violation of any such

Company Material Contract; (ii) to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a material default or material violation; (iii) neither the Company nor any of its Subsidiaries has released any of its material rights under any such Company Material Contract; and (iv) to the Knowledge of the Company, no party to any such Company Material Contract has repudiated any of the material terms thereof or threatened in writing to terminate or cancel any such Company Material Contract.

5.16                        Permits.  Schedule 5.16 sets forth a true and complete list of all Permits held by the Company and its Subsidiaries and used by them in the conduct of their business which are material to their business (the “Company Material Permits”).  Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of the Company Material Permits and there is no pending or, to the Knowledge of the Company, threatened termination, expiration, suspension, withdrawal or revocation of any of such Company Material Permits.  Except for the Permits set forth on Schedule 5.16, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Company and its Subsidiaries which are material to their business.  Except as expressly stated otherwise on Schedule 5.16, (i) each Permit listed on Schedule 5.16 is valid and in full force and effect and any applications for renewal of such Permits have been submitted on a timely basis to the extent required by the applicable Governmental Agency and (ii) except as would not reasonably be expected to result in a Company Material Adverse Effect, none of such Permits will lapse, terminate or expire solely as a result of the performance of this Agreement by the Seller Parties, the Company or CCCS Holdings or the consummation of the transactions contemplated hereby (and, for the avoidance of doubt, without taking into account any action taken by the Buyer, Checksmart, Checksmart’s Subsidiaries, the Company or the Company’s Subsidiaries after the Closing, with respect to which no representation or warranty is hereby made).

5.17                        Intellectual Property.

(a)                                  Schedule 5.17 sets forth a complete and correct list of all the following Owned Intellectual Property of the Company and its Subsidiaries:  (i) Patents, (ii) registered Copyrights and applications therefor; (iii) registered Trademarks and applications for registration of Trademarks; and (iv) Domain Name registrations and applications therefor.  Neither the Company nor any of its Subsidiaries owns any Software.  To the Knowledge of the Company, all fees associated with maintaining any Owned Intellectual Property required to be set forth on Schedule 5.17 have been paid in full in a timely manner to the proper Governmental Authority and no such fees are due within the 3-month period after the Closing Date.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, (x) all of the Owned Intellectual Property required to be listed on Schedule 5.17 has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary to ensure protection under any applicable Intellectual Property Law, and (y) such registrations, filings, issuances and other actions remain in full force and effect.

(b)                                 Except pursuant to a Company Material Contract set forth on Schedule 5.15 or as otherwise set forth on Schedule 5.17, to the Knowledge of the Company, all of the Intellectual Property used by the Company and its Subsidiaries in the conduct of their business (other than commercially available off-the-shelf Software) is owned solely by the Company or any of its Subsidiaries and the Company and its Subsidiaries have the exclusive right to use and possess such Intellectual Property for the life thereof for any purpose, free from (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever, in each case, in excess of $100,000 annually or $200,000 in the aggregate.  Except pursuant to a Company Material Contract set forth on Schedule 5.15 or otherwise in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Owned Intellectual Property against any Person.  To the Knowledge of the Company, no director, manager, officer, member, stockholder, employee, consultant, contractor, agent or other representative of the Company or any of its Subsidiaries owns or claims any material rights in (nor has any of them made application for) any Intellectual Property owned or used by the Company or any of its Subsidiaries that is material to its business.

(c)                                  The operation of the Company’s and each of its Subsidiary’s business as currently conducted and the possession or use of the Owned Intellectual Property does not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does the operation of the Company’s and its Subsidiaries’ business constitute unfair competition or deceptive or unfair trade practice.  To the Knowledge of the Company, none of the Owned Intellectual Property is being infringed or otherwise used or available for use by any Person other than the Company and its Subsidiaries, except pursuant to a Company Material Contract listed on Schedule 5.15.  For the avoidance of doubt, this Section 5.17(c) sets forth the only representation or warranty by the Seller Parties regarding infringement, misappropriation, dilution, violation or other conflict by the Company or any of its Subsidiaries with the Intellectual Property of any third party.

(d)                                 No Proceeding is pending or, to the Knowledge of the Company, threatened, that (i) challenges the rights of the Company or its Subsidiaries in respect of any Owned Intellectual Property or (ii) asserts that the operation of the business of the Company and its Subsidiaries is infringing or otherwise in violation of any Intellectual Property, or is (except as set forth in a Company Material Contract listed on Schedule 5.15) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.  None of the Owned Intellectual Property is or has in the past two (2) years been subject to any Order, and neither the Company nor any of its Subsidiaries has in the past two (2) years been subject to any Order in respect of any other Person’s Intellectual Property.

(e)                                  To the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects at all times during the past three (3) years with all relevant requirements of any applicable data protection Law or Order, including compliance with the Company’s and its Subsidiaries’ own published data protection policies, and requests from data subjects for access to data held by the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any Order or other written notification from a Governmental Authority regarding non-compliance or violation of any data protection Law.  To the Knowledge of the Company, no Person has claimed any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of personal data.  The Company and its Subsidiaries use commercially reasonable means, consistent with common industry practices, to protect the security and integrity of all Information Systems used by the Company and its Subsidiaries.

This Section 5.17, together with part (iv) of Section 5.15(a) (and Section 5.15(b) in so far as it relates to part (iv) of Section 5.15(a)), sets forth the only representations or warranties of the Seller Parties regarding Intellectual Property.

5.18                        Insurance.  To the Knowledge of the Company, Schedule 5.18 sets forth a true and complete list (including all applicable premiums and deductibles) of all insurance policies to which the Company or any of its Subsidiaries is a party, named insured or otherwise the beneficiary of coverage.  With respect to each such policy, to the Knowledge of the Company:  (i) the policy is valid and enforceable and in full force and effect; (ii) the Company or such Subsidiary, as applicable, has paid all premiums due; (iii) there is no material breach or material default by the Company or such Subsidiary and the execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such material breach or material default; and (iv) no party to the policy has repudiated in writing any provision thereof.  No written notice of cancellation or termination or non-renewal has been received by the Company or its Subsidiaries with respect to any such policy during the past two (2) years.

5.19                        Financial Statements.

(a)                                  Schedule 5.19(a) sets forth true and complete copies of (i) the audited consolidated balance sheet of CCCS Holdings and its Subsidiaries as of December 31, 2010, December 31, 2009 and December 31, 2008, and the related audited consolidated statement of income, members’ equity and cash flows for the fiscal years then ended, together with the notes thereto (collectively, the “Company Financial Statements”), and (ii) the unaudited consolidated balance sheet of CCCS Holdings and its Subsidiaries as of February 28, 2011, and the related unaudited consolidated statement of income for the two-month period then ended (the “Company Interim Financial Statements”).

(b)                                 The Company Financial Statements present fairly, in all material respects, the financial position, results of operations, members’ equity and cash flows of the Company and its Subsidiaries at the dates and for the time periods indicated in accordance with GAAP.  The Company Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company and its Subsidiaries at the date and for the period indicated in accordance with GAAP, consistent with the Company Financial Statements, except for the absence of footnote disclosure and the customary year-end adjustments.  The Company Financial Statements and the Company Interim Financial Statements were derived from the books and records of the

Company and its Subsidiaries.  To the Knowledge of the Company, there has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of the Company or any of its Subsidiaries.

(c)                                  Except as set forth on Schedule 5.19(c), to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into after the date of the Company Interim Financial Statements except (i) liabilities reflected or reserved against in the Company Interim Financial Statements, (ii) liabilities that have arisen after the date of the Company Interim Financial Statements in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement, or violation of Law or Environmental liability), (iii) liabilities incurred in connection with the transactions contemplated by this Agreement, (iv) liabilities arising pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or to which any of their assets are bound (other than liabilities resulting from any pre-Closing breach of such Contract by the Company or its Subsidiaries) or (v) liabilities set forth in the Company Disclosure Schedules, or which would be required to be so set out in the Company Disclosure Schedules if the representations and warranties set forth in this Article 5 which are qualified by “Knowledge”, materiality or Company Material Adverse Effect, or by monetary thresholds, or by date, time or temporal limitation, or by words of similar import, were not so qualified.

5.20                        Bank Accounts; Names.  Schedule 5.20 sets forth a true and complete list of (a) the name and address of each bank with which the Company or any of its Subsidiaries has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or any of its Subsidiaries.  All names under which the Company and its Subsidiaries do business are specified on Schedule 5.20, Schedule 5.17 or are listed on the Schedules to Section 5.4.

5.21                        Books and Records.  To the Knowledge of the Company, all books, records and accounts of the Company and its Subsidiaries are accurate and complete in all material respects and are maintained in accordance with commercially reasonable business practice and are in compliance in all material respects with applicable Laws.  To the Knowledge of the Company, the corporate minute books and stock/limited liability company unit transfer registers of the Company and its Subsidiaries previously made available to the Buyer are true, correct and complete and accurately reflect, in each case, in all material respects, all corporate actions taken by the Company and its Subsidiaries during the periods represented thereby.

5.22                        Indebtedness and Selling Expenses.  Schedule 5.22 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such amount is owed) of all (a) Indebtedness outstanding with respect to the Company and any of its Subsidiaries as of the dates indicated thereon (including outstanding letters of credit) and (b) estimated Seller Parties’ Selling Expenses.

5.23                        Taxes.  Except as set forth on Schedule 5.23:

(a)                                  All income and other material Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any of its Subsidiaries, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws.

(b)                                 All income and other material Tax Returns with respect to Pre-Closing Tax Periods completely and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries.

(c)                                  Neither the Company nor any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return.

(d)                                 All Taxes owed by the Company and its Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(e)                                  The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other Person.

(f)                                    No income or other material Tax Return of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period is currently being audited by any Taxing Authority.

(g)                                 Neither the Company nor any of its Subsidiaries has any Tax liabilities with respect to the income, property and operations of the Company or any of its Subsidiaries, except for Tax liabilities (i) reflected in the Company Financial Statements or (ii) that have arisen after the date of the Company Financial Statements in the Ordinary Course of Business.

(h)                                 Neither the Company nor any of its Subsidiaries has granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(i)                                     There is no Proceeding now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(j)                                     There are no Liens for Taxes upon the assets or properties of the Company or its Subsidiaries, except for Permitted Liens.

(k)                                  Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent.

(l)                                     Schedule 5.23 contains a list of all states (whether foreign or domestic) to which the Company or any of its Subsidiaries pays Taxes imposed on overall net income.

(m)                               Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(n)                                 Neither the Company nor its Subsidiaries has received written notice of any claim by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

(o)                                 Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

(p)                                 Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnity agreement or arrangement that would require the Company or any of its Subsidiaries to indemnify any other Person for Taxes.

(q)                                 Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(r)                                    Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(s)                                  Neither the Company nor any of its Subsidiaries has entered into any transaction that would result in a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code if the treatment claimed by the Company or any of its Subsidiaries were disallowed.

(t)                                    CCCS Holdings (and any predecessor of CCCS Holdings) is and has been at all times during its existence taxed as a partnership for federal income tax purposes and taxed as a partnership in each state in which it files income Tax Returns.

(u)                                 CCCS Opco (and any predecessor of CCCS Opco) is and has been at all times during its existence treated as a disregarded entity for federal income Tax purposes and for income Tax purposes in all states in which its income, business, assets, operations, activities or status are reported in any income Tax return.

This Section 5.23 sets forth the sole representations and warranties of the Seller Parties with respect to all Tax matters.

5.24                        Related Party Transactions.  To the Knowledge of the Company, except as set forth on Schedule 5.24, none of the Company, any of its Subsidiaries, the Seller Parties, nor any current or former manager, director, officer or employee of the Company or any of its Subsidiaries has any direct or indirect interest (a) in or is a manager, director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or any of its Subsidiaries (other than 5% stock ownership of publicly traded entities) or (b) in any material property, asset or right that is owned or used by the Company or any of its Subsidiaries in the conduct of its business.  Except as set forth on Schedule 5.24, there is no outstanding Indebtedness owed to the Company or any of its Subsidiaries by any current or former director, manager, officer, employee or consultant of the Company, any of its Subsidiaries or any of the Seller Parties or any of their Affiliates.

5.25                        Brokers.  Except as set forth on Schedule 5.25, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or any of its Subsidiaries.

5.26                        Certain Payments.  To the Knowledge of the Company, none of the Company or any of its Subsidiaries, nor any director, manager, officer, employee, or other Person acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not be recorded in the books and records of the Company or any such Subsidiary.

5.27                        No Other Representations or Warranties.  Except as expressly set forth in this Article 5 and Article 5A, the Seller Parties make no other representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary herein, (a) none of the Seller Parties shall be deemed to make to the Buyer Parties any representation or warranty other than as expressly made by such Person in this Article 5 and Article 5A and (b) the Seller Parties make no representation or warranty to the Buyer Parties with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to the Buyer Parties or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company or its Subsidiaries, or (ii) except as expressly covered by a representation and warranty contained in this Article 5 or Article 5A, any other information or documents (financial or otherwise) made available to the Buyer Parties or their respective counsel, accountants or advisors with respect to the Company or its Subsidiaries.

ARTICLE 5A:  REPRESENTATIONS AND WARRANTIES
OF THE SELLER PARTIES

Except as set forth in the Company Disclosure Schedules attached hereto, each Seller Party severally and not jointly represents and warrants to the Buyer Parties as follows (provided that the representations and warranties contained in Section 5A.8 are made only by the Company Stockholders severally and not jointly):

5A.1                      Existence and Good Standing.  Such Seller Party is a corporation or limited liability company, as applicable, incorporated or organized, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable.

5A.2                      Validity and Enforceability.  Such Seller Party has the requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action, or stockholder or member action, as applicable, on the part of such Seller Party.  This Agreement and each of the Ancillary Agreements have been duly executed and delivered by such Seller Party and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with their respective terms, subject to the General Enforceability Exceptions.

5A.3                      Title.  Such Seller Party that is a Company Stockholder has good and marketable title to all of the shares of Company Stock owned by it as described on Schedule 5.4(a), free and clear of all Liens other than Liens arising under federal and state securities Laws.  Such Seller Party that is a CCCS Founder has good and marketable title to all of the CCCS Holdings Units owned by it as described on Schedule 5.4(b), free and clear of all Liens other than Liens arising under federal and state securities Laws.  The Company has good and marketable title to all of the CCCS Holdings Units owned by it as described on Schedule 5.4(b), free and clear of all Liens other than Liens arising under federal and state securities Laws.

5A.4                      No Conflict.  Except as set forth on Schedule 5A.4, neither the execution and delivery of this Agreement or the Ancillary Agreements by such Seller Party, nor the performance by such Seller Party of its obligations hereunder or thereunder, will (a) violate or conflict with (i) the certificate of incorporation or bylaws (or comparable organizational documents), or certificate of formation or limited liability company agreement (or comparable organizational documents) of such Seller Party or (ii) any Law or Order applicable to such Seller Party or by which any of its properties or assets are bound, which violation of any such Law or Order would reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or thereunder, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which such Seller Party is a party or by which any of its properties or assets are bound, in the case of any such Contract individually, that would reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or thereunder, or (c) result in the creation or imposition of any Lien (other than restrictions under applicable securities Laws) with respect to, or otherwise have an adverse effect upon, the equity securities owned by such Seller Party.

5A.5                      Required Governmental Filings and Consents.  Except (a) as set forth on Schedule 5A.5, (b) as may be required under the HSR Act and (c) for the filing of the CCCS Certificate of Merger and the Checksmart Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery by such Seller Party of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5A.6                      Litigation.  There is no Order or Proceeding pending or, to the knowledge of such Seller Party, threatened against such Seller Party that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller Party from complying with the terms of this Agreement.

5A.7                      Brokers.  Except as set forth on Schedule 5A.7, no Person has acted directly or indirectly as a broker, finder or financial advisor for such Seller Party in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of such Seller Party.

5A.8                      Activities of the Company.  The Company was formed solely for the purpose of holding equity interests in CCCS Holdings and activities incidental thereto.  Except for its ownership of equity interests in CCCS Holdings and activities incidental thereto, the Company has not conducted any business or operations.  Except as set forth on Schedule 5.A.8 and except for its ownership of equity interests in CCCS Holdings, the Company has no assets.  Except for any liability in respect of Taxes, the Company has no liabilities.

ARTICLE 6:  REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND CHECKSMART

Except as set forth in the Buyer Disclosure Schedules, the Buyer and Checksmart represent and warrant to the Seller Parties as follows:

6.1                               Existence and Good Standing.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 6.1, which are the only jurisdictions in which it is required to be so qualified, except to the extent the failure to be so qualified or licensed would not reasonably be expected to have a Buyer Material Adverse Effect.  Each of the Merger Subs and Checksmart is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Checksmart is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 6.1, which are the only jurisdictions in which it is required to be so qualified, except to the extent the failure to be so qualified or licensed would not reasonably be expected to have a Buyer Material Adverse Effect.  Each of Checksmart’s Subsidiaries is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and is duly authorized, qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the nature of its business makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Buyer Material Adverse Effect.  The Buyer Parties have made available to the Seller Representative true, complete and correct copies of the certificate of incorporation or formation and bylaws or limited liability company agreement (or comparable organizational documents) of the Checksmart Parties, each as currently in effect and reflecting any and all amendments thereto.  Such organizational documents are in full force and effect and none of the Checksmart Parties is in violation of any provision thereof.

6.2                               Power.  Each of the Checksmart Parties has the requisite corporate or limited liability company power and authority to (a) own, operate and lease its respective properties and assets as and where currently owned, operated and leased and (b) carry on its respective business as currently conducted, in each case, except as would not reasonably be expected to result in a Buyer Material Adverse Effect.

6.3                               Validity and Enforceability.  Each of the Buyer Parties has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or stockholder action on the part of each of the Buyer Parties.  This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with their respective terms, subject to the General Enforceability Exceptions.

6.4                               Capitalization.

(a)                                  The Buyer.  The authorized capital stock of the Buyer consists of 8,000,000 shares of Buyer Stock, of which one (1) share is issued and outstanding, which share has been duly authorized and validly issued, is fully paid and non-assessable and was issued in compliance with all applicable securities Laws and any preemptive rights or rights of first refusal of any Person.  The one (1) issued and outstanding share of Buyer Stock represents the only issued and outstanding shares of capital stock of the Buyer.  No shares of capital stock are held by the Buyer as treasury stock.  There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Buyer to issue, directly or indirectly, any additional shares of its capital stock or other equity securities.  Schedule 6.4(a) sets forth a true and complete statement of the capitalization of the Buyer as of the date hereof and as of the time immediately following the Closing.  There are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Buyer, and there is no obligation, contingent or otherwise, of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Buyer or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of, any other Person.  There are no bonds, debentures, notes or other Indebtedness of the Buyer having the right to vote or consent (or convertible into or exchangeable for securities of the Buyer having the right to vote or consent) on any matters on which the shareholders of the Buyer may vote.  Except as set forth on Schedule 6.4(a), the Buyer has no Subsidiaries and no Investments.

(b)                                 Checksmart.  The authorized capital stock of Checksmart consists of 1,200,000 shares of Checksmart Stock, of which 1,023,256 shares are issued and outstanding, and all of which have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable securities Laws and any preemptive rights or rights of first refusal of any Person.  The 1,023,256 issued and outstanding shares of Checksmart Stock represent the only issued and outstanding shares of capital stock of Checksmart.  No shares of capital stock are held by Checksmart as treasury stock.  Except as set forth on Schedule 6.4(b), there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating Checksmart to issue, directly or indirectly, any additional shares of its capital stock or other equity securities.  Schedule 6.4(b) sets forth a true and complete statement of the capitalization of Checksmart as of the date hereof and as of the time immediately following the Closing.  Except as set forth on Schedule 6.4(b), there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of Checksmart, and there is no obligation, contingent or otherwise, of Checksmart to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of Checksmart or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of, any other Person.  There are no bonds, debentures, notes or other Indebtedness of Checksmart having the right to vote or consent (or convertible into or exchangeable for securities of Checksmart having the right to vote or consent) on any matters on which the stockholders of Checksmart may vote.  Except as set forth on Schedule 6.4(b), Checksmart has no Subsidiaries and no Investments.

(c)                                  Subsidiaries.  All of the issued and outstanding equity securities of Checksmart’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable (as applicable) and were issued in compliance with all applicable securities Laws and any preemptive rights or rights of first refusal of any Person.  There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating any such Subsidiary to issue, directly or indirectly, any additional shares of its capital stock or other equity securities.  No shares of capital stock or equity interests, as applicable, are held by such Subsidiary as treasury stock or treasury security, as applicable.  There are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any such Subsidiary.  There is no obligation, contingent or otherwise, of any such Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity securities of such Subsidiary or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of, any other Person.  There are no bonds, debentures, notes or other Indebtedness of such Subsidiary having the right to vote or consent (or convertible into or exchangeable for securities of such Subsidiary having the right to vote or consent) on any matters on which the members or stockholders of such Subsidiary may vote.  Checksmart or Checksmart Financial has good and marketable title to all of the issued and outstanding equity securities of its respective Subsidiaries (other than with respect to Latin Card Strategy, LLC, in which it holds an approximately 53.8% ownership interest), free and clear of all Liens other than Liens arising under federal and state securities Laws.

(d)                                 Each of the Merger Subs was formed solely for the purpose of effecting the transactions contemplated by this Agreement.  Except as contemplated by this Agreement or the High Yield Offering (or any revolving credit facility made available in connection therewith or upon the closing thereof), since incorporation, neither of the Merger Subs has held any assets, incurred any liabilities or carried on any business activities.

6.5                               No Conflict.  Except as set forth on Schedule 6.5, neither the execution and delivery of this Agreement or the Ancillary Agreements by any of the Buyer Parties, nor the performance by any of the Buyer Parties of its obligations hereunder or thereunder, will (a) violate or conflict with (i) the certificate of incorporation or bylaws (or comparable organizational documents) or (ii) any Law or Order applicable to any of the Buyer Parties or by which any of its properties or assets are bound, which violation of any such Law or Order would reasonably be expected to result in a Buyer Material Adverse Effect, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which any of the Buyer Parties is a party or by which any of its assets or properties are bound, in the case of any Contract individually, that would reasonably be expected to result in a Buyer Material Adverse Effect or (c) result in the creation or imposition of any Lien (other than restrictions under applicable securities Laws) with respect to, or otherwise have an adverse effect upon, any of the equity securities of any of the Buyer Parties or the properties or assets of any of the Buyer Parties, in each case, that would reasonably be expected to result in a Buyer Material Adverse Effect.

6.6                               Required Governmental Filings and Consents.  Except (a) as set forth on Schedule 6.6, (b) as may be required under the HSR Act, and (c) for the filing of the CCCS Certificate of Merger and the Checksmart Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery by the Buyer Parties of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

6.7                               Real Property.

(a)                                  Leased Real Property.  Schedule 6.7(a) sets forth a true and complete description of all Leased Real Property of the Checksmart Parties.  To the Knowledge of the Buyer, the applicable Checksmart Party has a valid and subsisting leasehold estate in such Leased Real Property.  To the Knowledge of the Buyer, a true and correct copy of each Real Property Lease with respect to such Leased Real Property has been made available to the Seller Representative, and no material changes have been made to any Real Property Leases since the date provided.  All of the Leased Real Property is used or occupied by the applicable Checksmart Party pursuant to a Real Property Lease.  To the Knowledge of the Buyer, with respect to each Real Property Lease: (i) such Real Property Lease is a valid, binding and enforceable obligation of the applicable Checksmart Party in accordance with its terms, subject to the General Enforceability Exceptions, and is in full force and effect, (ii) all rents, deposits and additional rents due pursuant to such Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a material breach or material default under such Real Property Lease that has not been redeposited in full, (iii) there is no existing material breach or material default by the applicable Checksmart Party, or the lessor, under any such Real Property Lease, and no event has occurred that (with notice, lapse of time or both) would reasonably be expected to constitute such a material breach or material default under any such Real Property Lease by the applicable Checksmart Party or give the applicable Checksmart Party or the lessor thereunder the right to terminate, accelerate or modify in any material respect any such Real Property Lease, and (iv) no Checksmart Party has received any notice that it is in material default under any such Real Property Lease which has not been cured in all material respects (it being understood that no representation or warranty is given hereby as to any notices required to be given or consents required to be obtained under any such Real Property Lease in connection with the transactions contemplated hereby). Except as disclosed on Schedule 6.7(a), no Affiliate of the Checksmart Parties is the owner or lessor of any Leased Real Property.  The Leased Real Property is in good condition and repair (subject to normal wear and tear).  To the Knowledge of the Buyer, no Checksmart Party has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.  No Checksmart Party owns any interest in any real property.

(b)                                 Absence of Violations.  None of the leasing, occupancy or use of the Leased Real Property by the Checksmart Parties is in violation of any Law in any material respect, including any building, zoning, environmental or other Law.  To the Knowledge of the Buyer, the condition and use of the Leased Real Property by the Checksmart Parties conforms to each certificate of occupancy and Checksmart Material Permit issued in connection with the Leased Real Property.  Each of the Checksmart Parties has obtained all Permits necessary for and material to the operation of its business at the Leased Real Property.

6.8                               Personal Property.  To the Knowledge of the Buyer, each of the Checksmart Parties has good and marketable title to, or a valid leasehold interest in, all of its respective tangible material personal property and material assets free and clear of all Liens other than Permitted Liens.  To the Knowledge of the Buyer, the material tangible personal property and material assets of the Checksmart Parties are free from defects and in good operating condition and repair (subject to normal wear and tear).

6.9                               Litigation and Orders.

(a)                                  Except as set forth on Schedule 6.9 (a) there are no Proceedings pending or, to the Knowledge of the Buyer, threatened against any of the Checksmart Parties or their respective business, operations or assets.  There are no Proceedings pending or, to the Knowledge of the Buyer, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer Parties to perform on a timely basis their obligations under this Agreement or the Ancillary Agreements.  Schedule 6.9 lists all Proceedings to which any Checksmart Party was a defendant or in which a counter claim was filed against any Checksmart Party during the past three (3) years (whether or not settled), in each case, with a claimed (or counterclaimed, as applicable) amount in excess of $25,000.  None of the pending or threatened Proceedings set forth on Schedule 6.9, if adversely determined, would reasonably be expected to result in a Buyer Material Adverse Effect.

(b)                                 There is no Order to which any Checksmart Party, or any of the assets owned or used by any Checksmart Party, is subject.  Each of the Checksmart Parties has been in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.  To the Knowledge of the Buyer, no Checksmart Party has received any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply in any material respect with, any term or requirement of any Order to which it, or any of the assets owned or used by it, is subject.

(c)                                  There is no Order pending or, to the Knowledge of the Buyer, threatened against any Checksmart Party that charges a Checksmart Party with the (or indicates that any of such parties are in) violation of or noncompliance with any Law or Permit.  There is no Order or Proceeding pending or, to the Knowledge of the Buyer, threatened against any Checksmart Party that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the consummation of the transactions contemplated hereby.

6.10                        Compliance with Laws.  Except as set forth on Schedule 6.10, each of the Checksmart Parties is now, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws and Orders, including the Bank Secrecy Act, U.S.A. Patriot Act, Gramm-Leach Bliley Act, Consumer Reporting Employment Clarification Act, Consumer Collection Credit Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, all truth-in lending related Laws, all anti-money laundering and “know your customer” Laws, all usury and consumer protection related Laws, and all debt collection Laws.  Except as set forth on Schedule 6.10, to the Knowledge of the Buyer, no Checksmart Party has received any written notice from any Governmental Authority or any other Person regarding (a) any actual or alleged violation of, or failure to comply in any material respect with, any applicable Law, or (b) any actual or alleged material obligation or material liability of any Checksmart Party under any applicable Law.  Each of the Checksmart Parties has implemented a written anti-money laundering compliance program that complies in all material respects with all applicable Laws (a true and correct copy of which has been made available to the Seller Representative), and has operated its business for the past three (3) years in compliance in all material respects with such program.  Checksmart has made available its form of truth and lending agreement and such other material forms that it uses in the Ordinary Course of Business (a true and correct copy of the current form of which has been made available to the Seller Representative) to each of its loan applicants.

6.11                        Conduct of Business.  Since December 31, 2010, the business and operations of the Checksmart Parties have been conducted in the Ordinary Course of Business and since December 31, 2010, there has not occurred a Buyer Material Adverse Effect.  Without limiting the generality of the foregoing, since December 31, 2010 and except as set forth on Schedule 6.11, none of the Checksmart Parties has:

(a)                                  incurred or become subject to any Indebtedness greater than $100,000 except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under the Checksmart Credit Agreement;

(b)                                 (i) Guaranteed the Indebtedness of any Person, (ii) cancelled any Indebtedness owed to it or (iii) released any claim possessed by it, in each case, in excess of $100,000 or outside the Ordinary Course of Business;

(c)                                  made any material change in the Tax reporting or accounting principles, practices or policies, including with respect to (i) depreciation or amortization policies or rates or (ii) the payment of accounts payable or the collection of accounts receivable;

(d)                                 changed, rescinded or made any material Tax election, filed any amended Tax Return, entered into any closing agreement, consented to any extension or waiver of the limitation period applicable to any Tax claim in excess of $100,000, settled any Tax claim or assessment in excess of $100,000 or surrendered any right to claim a Tax refund;

(e)                                  suffered any theft, damage, destruction or loss (not covered by insurance) of or to any tangible asset or assets having a value in excess of $50,000 individually or $100,000 in the aggregate;

(f)                                    other than in the Ordinary Course of Business, (i) increased the salary, wages or other compensation rates of any officer, employee, manager, director or consultant, other than pursuant to an agreement in existence on December 31, 2010, (ii) made or granted any increase in any Checksmart Employee Plan, or amended or terminated any existing Checksmart Employee Plan, or adopted any new Checksmart Employee Plan other than as required by Law or an existing contract, (iii) paid any bonus, in cash or any other form, to any officer, employee, manager, director or consultant, or (iv) made any commitment or incurred any liability to any labor organization;

(g)                                 sold, assigned, transferred (including transfers to any employees, stockholders, members or Affiliates), licensed or subjected to any Lien any tangible or intangible assets or properties having a value in excess of $50,000 individually or $100,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business;

(h)                                 authorized or made any capital expenditures or commitments therefor in excess of $50,000 individually or $100,000 in the aggregate;

(i)                                     amended its certificate of formation or incorporation, limited liability company agreement or bylaws (or comparable organizational documents);

(j)                                     declared or paid any dividends or distributions with respect to any equity securities or redeemed or purchased, directly or indirectly, any equity securities;

(k)                                  issued or sold any equity securities or split, combined or subdivided any equity securities;

(l)                                     instituted or settled any Proceeding that involved more than $100,000;

(m)                               made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of $100,000;

(n)                                 entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Checksmart Material Contract other than in the Ordinary Course of Business;

(o)                                 licensed in or purchased any Intellectual Property that is material to its business or licensed out or otherwise permitted any Person to use any Owned Intellectual Property, in each case, other than in the Ordinary Course of Business;

(p)                                 commenced or terminated any line of business; or

(q)                                 agreed to do any of the foregoing.

6.12                        Labor Matters.

(a)                                  Union and Employee Contracts.  Except as set forth on Schedule 6.12(a), none of the Checksmart Parties is a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract.  None of the Checksmart Parties has agreed to recognize any union or other collective bargaining representative.  To the Knowledge of the Buyer, no union or collective bargaining representative has been certified as representing the employees of the Checksmart Parties.  To the Knowledge of the Buyer, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Checksmart Parties during the past three (3) years.  None of the Checksmart Parties has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past three (3) years.

(b)                                 List of Workers, Etc.  To the Knowledge of the Buyer, Schedule 6.12(b) sets forth an accurate and complete list, as of the date of this Agreement, of all (i) Workers that are employees of the Checksmart Parties (including each such Worker’s name, title or position, present annual or hourly compensation, designation as exempt or nonexempt and years of service), and (ii) Workers who are classified as independent contractors (including the respective compensation of each such Worker) currently performing services for the Checksmart Parties.  None of the Checksmart Parties is delinquent in payments to any such Worker for any material wages, salaries, commissions, bonuses or other compensation for any services performed by any such Worker or for any other amounts required to be reimbursed by the Checksmart Parties to any such Worker (including vacation, sick leave, other paid time off or severance pay).  Except as set forth on Schedule 6.12(b), since December 31, 2010, none of the Checksmart Parties has increased the salary of any employee with an annual base salary of more than $100,000 by more than 7% or granted an increase in bonus of more than $5,000.  Except as set forth on Schedule 6.12(b), no Checksmart Party employs any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to the applicable Checksmart Party, subject to applicable Laws relating to employment discrimination.

(c)                                  WARN Act.  The Checksmart Parties are in compliance in all material respects with the WARN Act and any similar Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including with respect to all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.  No Checksmart Party has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other comparable state or local Law in the United States.

(d)                                 IRCA.  To the Knowledge of the Buyer, all current employees of the Checksmart Parties who work in the United States are, and all former employees of the Checksmart Parties who worked in the United States whose employment terminated, voluntarily or involuntarily, within the one (1) year prior to the Closing Date, were legally authorized to work in the United States.  To the Knowledge of the Buyer, each of the Checksmart Parties has completed and retained the necessary employment verification paperwork under the IRCA for the employees hired prior to the Closing Date.  Each of the Checksmart Parties is and has been for the past three (3) years in compliance in all material respects with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e)                                  Unemployment, Social Security and Other Benefits.  None of the Checksmart Parties is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).  Except as set forth on Schedule 6.12(e), there are no pending claims against the Checksmart Parties under any workers compensation plan or policy or for long term disability.

(f)                                    Manuals, Handbooks, Policies, etc.  To the Knowledge of the Buyer, true and complete copies have been made available to the Seller Representative of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Checksmart Parties.

(g)                                 Compliance and Investigations.  None of the Checksmart Parties is a party to, or otherwise bound by, any Order by or of any Governmental Authority relating to employees or employment practices other than wage garnishments.  Except as set forth on Schedule 6.9, to the Knowledge of the Buyer, none of the Checksmart Parties nor any of their executive officers has received within the past three (3) years from any Governmental Authority responsible for the enforcement of labor or employment laws any notice of intent to conduct an investigation relating to the Checksmart Parties and no such investigation is in progress.  Except as set forth on Schedule 6.9, the Checksmart Parties are in compliance in all material respects with all Laws respecting Employment Practices.

(h)                                 Litigation With Workers.  Except as set forth on Schedule 6.9, there are no material claims, disputes, grievances or controversies pending or, to the Knowledge of the Buyer, threatened involving any Worker or group of Workers.  Except as set forth on Schedule 6.9, there are no charges, investigations, administrative proceedings or formal complaints relating to any Employment Practices pending or, to the Knowledge of the Buyer, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board or any other Governmental Authority against the Checksmart Parties pertaining to any Worker.

6.13                        Employee Benefit Plans.

(a)                                  Schedule 6.13(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other material employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, members, stockholders, consultants, or independent contractors of any of the Checksmart Parties or any member of their Controlled Group that are sponsored or maintained by any of the Checksmart Parties or any member of their Controlled Group or with respect to which any of the Checksmart Parties or any member of their Controlled Group has made or is required to make payments, transfers, or contributions or has any liability, including as a result of any of the Checksmart Parties, together with any other Person who is a member of the Controlled Group, being treated as a single employer under Section 414 of the Code (all of the above being individually or collectively referred to as “Checksmart Employee Plan” or “Checksmart Employee Plans”, respectively).  None of the Checksmart Parties has any material liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Checksmart Employee Plans.

(b)                                 To the Knowledge of the Buyer, true and complete copies of the following materials have been made available to the Seller Representative, to the extent applicable:  (i) all current plan documents for each Checksmart Employee Plan or, in the case of an unwritten Checksmart Employee Plan, a written description of such Checksmart Employee Plan; (ii) all determination letters from the IRS with respect to any of the Checksmart Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Checksmart Employee Plans; and (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Checksmart Employee Plan.

(c)                                  Each Checksmart Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws.  To the Knowledge of the Buyer, there have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Checksmart Employee Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Checksmart Parties.

(d)                                 Each Checksmart Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, or the IRS has issued a favorable opinion letter on the prototype document and, to the Knowledge of the Buyer, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(e)                                  No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, manager or director of the Checksmart Parties or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Checksmart Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)                                    None of the Checksmart Parties nor any member of their Controlled Group has an obligation to contribute to or any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g)                                 With respect to each group health plan benefiting any current or former employee of any of the Checksmart Parties or any member of their Controlled Group that is subject to Section 4980B of the Code, the Checksmart Parties and each member of their Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h)                                 No Checksmart Employee Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Checksmart Employee Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i)                                     There is no pending or, to the Knowledge of the Buyer, threatened Proceeding of any kind before any Governmental Authority with respect to any Checksmart Employee Plan (other than routine claims for benefits.

(j)                                     Except as would not reasonably be expected to result in a material liability to the Checksmart Parties, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Checksmart Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.  With respect to any insurance policy providing funding for benefits under any Checksmart Employee Plan, to the Knowledge of the Buyer, there is no material liability of the Checksmart Parties in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability other than for premiums in the

Ordinary Course of Business, nor would there be any such material liability if such insurance policy was terminated on the Closing Date.

(k)                                  No Checksmart Employee Plan provides post-employment welfare benefits other than coverage mandated by Law.

(l)                                     The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Checksmart Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Checksmart Party to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) of the Checksmart Parties.

(m)                               None of the Checksmart Parties has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of its employees or former employees other than the Checksmart Employee Plans, or to make any amendments to any of the Checksmart Employee Plans.  Subject to such constraints as may be imposed by Law, the Checksmart Parties have the right to amend or terminate each Checksmart Employee Plan that is a group retirement or group welfare benefit plan.  No Checksmart Employee Plan provides benefits to any Person who is not a current or former employee of the Checksmart Parties, or the dependents or other beneficiaries of any such current or former employee.  None of the Checksmart Parties currently maintains, contributes to or is otherwise obligated under, any Foreign Plans.

(n)                                 To the Knowledge of the Buyer, all contributions required to be paid with respect to workers’ compensation arrangements of the Checksmart Parties have been made or accrued in accordance with GAAP as a liability in the Checksmart Financial Statements.

(o)                                 With respect to each Checksmart Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, none of the Checksmart Parties has any obligation to any person to cause any such Checksmart Employee Plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any person in the event any such Checksmart Employee Plan fails to comply with Section 409A of the Code.

This Section 6.13 sets forth the sole representations and warranties of the Buyer and Checksmart with respect to ERISA and employee benefits, including all matters regarding the Checksmart Employee Plan.

6.14                        Environmental.  To the Knowledge of the Buyer, except as set forth on Schedule 6.14:

(a)                                  (i) There are no underground tanks and related pipes, pumps and other facilities at the Real Property of the Checksmart Parties containing Hazardous Materials that are the responsibility of the Checksmart Parties and that would reasonably be expected to give rise to a material liability of the Checksmart Parties under any Environmental Law; and (ii) there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on such Real Property that are the responsibility of the Checksmart Parties and that would reasonably be expected to give rise to a material liability of the Checksmart Parties under any Environmental Law.

(b)                                 Each of the Checksmart Parties is presently, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws applicable to such Real Property or to the Checksmart Parties’ business operations.

(c)                                  (i) None of the Checksmart Parties has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon such Real Property, except in compliance in all material respects with all applicable Environmental Laws; and (ii) there has been no Release of any Hazardous Material by the Checksmart Parties at such Real Property that would reasonably be expected to result in a material liability of the Checksmart Parties under any Environmental Law.

(d)                                 None of the Checksmart Parties has within the past three (3) years (i) entered into or been subject to any Order with respect to such Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any material liability under any Environmental Laws; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any material liability under any Environmental Law.

(e)                                  (i) There currently are effective all material Permits required under any Environmental Law that are necessary for the Checksmart Parties’ activities and operations at such Real Property as currently conducted; and (ii) any applications for renewal of such material Permits have been submitted on a timely basis to the extent required under any Environmental Law.

(f)                                    None of the Checksmart Parties has contractually agreed to assume any material liability of any other Person relating to or arising from any Environmental Law.

(g)                                 Checksmart has made available to the Seller Representative copies of all material documents, records and information in its possession or reasonable control concerning environmental, health or safety liabilities, including previously conducted environmental audits and documents regarding any Release or disposal of Hazardous Materials by the Checksmart Parties at, upon or from such Real Property or formerly owned or leased property.

This Section 6.14 sets forth the sole representations and warranties of the Buyer and Checksmart with respect to environmental matters, including with respect to any Environmental Law, Hazardous Material or Release.

6.15                        Material Contracts.

(a)                                  Schedule 6.15 sets forth each Contract (and in the case of an oral Contract, the material terms of such Contract) to which any of the Checksmart Parties is a party to or to which any of the assets the Checksmart Parties are bound: (i) governing the borrowing of money or the Guarantee or the repayment thereof or granting of Liens (other than Permitted Liens) on any material property or asset of the Checksmart Parties, in each case, in excess of $100,000; (ii) providing for the employment of any Person with annual compensation in excess of $100,000, except for any Contract for “at-will” employment which may be terminated on 60 days or less prior notice without liability to the applicable Checksmart Party; (iii) containing covenants expressly limiting the freedom of the Checksmart Parties to compete in any line of business or with any Person or in any geographic area or market; (iv) providing a license to the Checksmart Parties to use any third party Intellectual Property (other than licenses for commercially available off-the-shelf Software) or providing to a third party a license to use any Intellectual Property; (v) with any directors, managers, officers, members or stockholders of the Checksmart Parties; (vi) providing for the future or ongoing purchase, maintenance or acquisition, or the sale, lease or furnishing, of materials, supplies, merchandise, property or equipment (including computer hardware or software or other property or services), in each case in excess of $100,000 annually or $200,000 in the aggregate; (vii) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any material right, asset or property of the Checksmart Parties; (viii) providing for any offset, countertrade or barter arrangement in excess of $100,000 annually or $200,000 in the aggregate; (ix) containing a “most favored nation” pricing agreement or consignment arrangement with a customer or supplier; (x) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by any of the Checksmart Parties at will or by giving notice of 30 days or less, without liability; (xi) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by any of the Checksmart Parties with any other Person; (xii) involving management services, consulting services, independent contractor services, support services or any other similar services, in each case, in excess of $100,000 annually or $200,000 in the aggregate; (xiii) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise (but excluding the acquisition of inventory in the Ordinary Course of Business); (xiv) granting a power of attorney to any Person; (xv) with respect to a franchise agreement or arrangement; or (xvi) under which the amount payable by any of the Checksmart Parties is based on a royalty or earn-out in excess of $100,000 annually or $200,000 in the aggregate (the Contracts described in clauses (i)-(xvi) are each, a “Checksmart Material Contract” and collectively, the “Checksmart Material Contracts”).

(b)                                 To the Knowledge of the Buyer, Checksmart has made available to the Seller Representative true and complete copies of each written Checksmart Material Contract, as amended.  Each Checksmart Material Contract is a valid, binding and enforceable obligation of the applicable Checksmart Party and, to the Knowledge of the Buyer, the other parties thereto, enforceable in accordance with its terms, subject to the General Enforceability Exceptions.  With respect to the Checksmart Material Contracts listed on Schedule 6.15 (or required to be listed on Schedule 6.15): (i) neither the

Checksmart Party party thereto nor, to the Knowledge of the Buyer, any other party thereto, is in material default under or in material violation of any such Checksmart Material Contract; (ii) to the Knowledge of the Buyer, no event has occurred that, with notice or lapse of time or both, would constitute such a material default or material violation; (iii) none of the Checksmart Parties has released any of its material rights under any such Checksmart Material Contract; and (iv) to the Knowledge of the Buyer, no party to any such Checksmart Material Contract has repudiated any of the material terms thereof or threatened in writing to terminate or cancel any such Checksmart Material Contract.

6.16                        Permits.  Schedule 6.16 sets forth a true and complete list of all Permits held by the Checksmart Parties and used by them in the conduct of their business which are material to their business (the “Checksmart Material Permits”).  Each of the Checksmart Parties is in compliance in all material respects with the terms of the Checksmart Material Permits and there is no pending or, to the Knowledge of the Buyer, threatened termination, expiration, suspension, withdrawal or revocation of any of such Checksmart Material Permits.  Except for the Permits set forth on Schedule 6.16, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Checksmart Parties which are material to their business.  Except as expressly stated otherwise on Schedule 6.16, (i) each Permit listed on Schedule 6.16 is valid and in full force and effect and any applications for renewal of such Permits have been submitted on a timely basis to the extent required by the applicable Governmental Agency and (ii) except as would not reasonably be expected to result in a Buyer Material Adverse Effect, none of such Permits will lapse, terminate or expire solely as a result of the performance of this Agreement by the Buyer Parties or the consummation of the transactions contemplated hereby (and, for the avoidance of doubt, without taking into account any action taken by the Seller Parties, the Company or the Company’s Subsidiaries after the Closing, with respect to which no representation or warranty is hereby made).

6.17                        Intellectual Property.

(a)                                  Schedule 6.17 sets forth a complete and correct list of all the following Owned Intellectual Property of the Checksmart Parties: (i) Patents, (ii) registered Copyrights and applications therefor; (iii) registered Trademarks and applications for registration of Trademarks; (iv) Domain Name registrations and applications therefor; and (v) Software.  None of the Checksmart Parties owns any Software.  To the Knowledge of the Buyer, all fees associated with maintaining any Owned Intellectual Property required to be set forth on Schedule 6.17 have been paid in full in a timely manner to the proper Governmental Authority and no such fees are due within the 3-month period after the Closing Date.  Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, (x) all of the Owned Intellectual Property required to be listed on Schedule 6.17 has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary to ensure protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect.

(b)                                 Except pursuant to a Checksmart Material Contract set forth on Schedule 6.15 or as otherwise set forth on Schedule 6.17, to the Knowledge of the Buyer, all of the Intellectual Property used by the Checksmart Parties in the conduct of their business (other than commercially available off-the-shelf Software) is owned solely by a Checksmart Party and the Checksmart Parties have the exclusive right to use and possess such Intellectual Property for the life thereof for any purpose, free from (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever, in each case, in excess of $100,000 annually or $200,000 in the aggregate.  Except pursuant to a Checksmart Material Contract set forth on Schedule 6.15 or otherwise in the Ordinary Course of Business, none of the Checksmart Parties has licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Owned Intellectual Property against any Person.  To the Knowledge of the Buyer, no director, manager, officer, member, stockholder, employee, consultant, contractor, agent or other representative of a Checksmart Party owns or claims any material rights in (nor has any of them made application for) any Intellectual Property owned or used by any of the Checksmart Parties that is material to its business.

(c)                                  The operation of the Checksmart Parties’ business as currently conducted and the possession or use of the Owned Intellectual Property does not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does the operation of the Checksmart Parties’ business constitute unfair competition or deceptive or unfair trade practice.  To the Knowledge of the Buyer, none of the Owned Intellectual Property is being infringed or otherwise used or available for use by any Person other than the Checksmart Parties, except pursuant to a Checksmart Material Contract listed on Schedule 6.15.  For the avoidance of doubt, this Section 6.17(c) sets forth the only representation or warranty by the Buyer and Checksmart regarding infringement, misappropriation, dilution, violation or other conflict by the Checksmart Parties with the Intellectual Property of any third party.

(d)                                 No Proceeding is pending or, to the Knowledge of the Buyer, threatened, that (i) challenges the rights of any of the Checksmart Parties in respect of any Owned Intellectual Property, or (ii) asserts that the operation of the business of the Checksmart Parties is infringing or otherwise in violation of any Intellectual Property, or is (except as set forth in a Checksmart Material Contract listed on Schedule 6.15) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.  None of the Owned Intellectual Property is or has in the past two (2) years been subject to any Order, and none of the Checksmart Parties has in the past two (2) years been subject to any Order in respect of any other Person’s Intellectual Property.

(e)                                  To the Knowledge of the Buyer, the Checksmart Parties have complied in all material respects at all times during the past three (3) years with all relevant requirements of any applicable data protection Law or Order, including compliance with the Checksmart Parties’ own published data protection policies, and requests from data subjects for access to data held by any of the Checksmart Parties.  None of the Checksmart Parties has received any Order or other written notification from a

Governmental Authority regarding non-compliance or violation of any data protection Law.  To the Knowledge of the Buyer, no Person has claimed any compensation from any of the Checksmart Parties for the loss of or unauthorized disclosure or transfer of personal data.  The Checksmart Parties use commercially reasonable means, consistent with common industry practices, to protect the security and integrity of all Information Systems used by the Checksmart Parties.

This Section 6.17, together with part (iv) of Section 6.15(a) (and Section 6.15(b) in so far as it relates to part (iv) of Section 6.15(a)), sets forth the only representations or warranties of the Buyer and Checksmart regarding Intellectual Property.

6.18                        Insurance.  To the Knowledge of the Buyer, Schedule 6.18 sets forth a true and complete list (including all applicable premiums and deductibles) of all insurance policies to which any Checksmart Party is a party, named insured or otherwise the beneficiary of coverage.  With respect to each such policy, to the Knowledge of the Buyer: (i) the policy is valid and enforceable and in full force and effect; (ii) the applicable Checksmart Party has paid all premiums due; (iii) there is no material breach or material default by any Checksmart Party, and the execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such material breach or material default; and (iv) no party to the policy has repudiated in writing any provision thereof.  No written notice of cancellation or termination or non-renewal has been received by any of the Checksmart Parties with respect to any such policy during the past two (2) years.

6.19                        Financial Statements.

(a)                                  Schedule 6.19 sets forth true and complete copies of (i) the audited consolidated balance sheet of Checksmart and its Subsidiaries as of December 31, 2010, December 31, 2009 and December 31, 2008, and the related audited consolidated statement of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto (collectively, the “Checksmart Financial Statements”), and (ii) the unaudited consolidated balance sheet of Checksmart and its Subsidiaries as of February 28, 2011, and the related unaudited consolidated statement of income for the two-month period then ended (the “Checksmart Interim Financial Statements”).

(b)                                 The Checksmart Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of Checksmart and its Subsidiaries at the dates and for the time periods indicated in accordance with GAAP.  The Checksmart Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of Checksmart and its Subsidiaries at the date and for the period indicated in accordance with GAAP, consistent with the Checksmart Financial Statements, except for the absence of footnote disclosure and the customary year-end adjustments.  The Checksmart Financial Statements and the Checksmart Interim Financial Statements were derived from the books and records of Checksmart and its Subsidiaries.  To the Knowledge of the Buyer, there has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of any of the Checksmart Parties.

(c)                                  Except as set forth on Schedule 6.19(c), to the Knowledge of the Buyer, none of the Checksmart Parties has any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into after the date of the Checksmart Interim Financial Statements except (i) liabilities reflected or reserved against in the Checksmart Interim Financial Statements, (ii) liabilities that have arisen after the date of the Checksmart Interim Financial Statements in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement, or violation of Law or Environmental liability), (iii) liabilities incurred in connection with the transactions contemplated by this Agreement, (iv) liabilities arising pursuant to the terms of any Contract to which any Checksmart Party is a party or to which any of their assets are bound (other than liabilities resulting from any pre-Closing breach of such Contract by the applicable Checksmart Party) or (v) liabilities set forth in the Buyer Disclosure Schedules, or which would be required to be so set out in the Buyer Disclosure Schedules if the representations and warranties set forth in this Article 6 which are qualified by “Knowledge”, materiality or Buyer Material Adverse Effect, or by monetary thresholds, or by date, time or temporal limitation, or by words of similar import, were not so qualified.

6.20                        Bank Accounts; Names.  Schedule 6.20 sets forth a true and complete list of (a) the name and address of each bank with which any Checksmart Party has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Checksmart Parties.  All names under which the Checksmart Parties do business are specified on Schedule 6.20, Schedule 6.17 or are listed on the Schedules to Section 6.4.

6.21                        Books and Records.  To the Knowledge of the Buyer, all books, records and accounts of the Checksmart Parties are accurate and complete in all material respects and are maintained in accordance with commercially reasonable business practice and are in compliance in all material respects with applicable Laws.  To the Knowledge of the Buyer, the corporate minute books and stock/limited liability company unit transfer registers of the Checksmart Parties previously made available to the Seller Representative are true, correct and complete and accurately reflect, in each case, in all material respects, all corporate actions taken by the Checksmart Parties during the periods represented thereby.

6.22                        Indebtedness.  Schedule 6.22 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such amount is owed) of all (a) Indebtedness outstanding with respect to the Checksmart Parties as of the dates indicated thereon (including outstanding letters of credit) and (b) estimated Buyer Parties’ Selling Expenses.

6.23                        Taxes.  Except as set forth on Schedule 6.23:

(a)                                  All income and other material Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the

Checksmart Parties, to the extent required to be filed on or before the Closing Date, have been filed when due in accordance with all applicable Laws.

(b)                                 All income and other material Tax Returns with respect to Pre-Closing Tax Periods completely and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Checksmart Parties.

(c)                                  None of the Checksmart Parties is currently a beneficiary of any extension of time within which to file any Tax Return.

(d)                                 All Taxes owed by the Checksmart Parties (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(e)                                  The Checksmart Parties have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other Person.

(f)                                    No income or other material Tax Return of the Checksmart Parties with respect to any Pre-Closing Tax Period is currently being audited by any Taxing Authority.

(g)                                 None of the Checksmart Parties has any Tax liabilities with respect to the income, property and operations of the Checksmart Parties, except for Tax liabilities (i) reflected in the Checksmart Financial Statements or (ii) that have arisen after the date of the Checksmart Financial Statements in the Ordinary Course of Business.

(h)                                 None of the Checksmart Parties has granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(i)                                     There is no Proceeding now pending or, to the Knowledge of the Buyer, threatened against or with respect to any of the Checksmart Parties in respect of any Tax.

(j)                                     There are no Liens for Taxes upon the assets or properties of the Checksmart Parties, except for Permitted Liens.

(k)                                  None of the Checksmart Parties has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which Checksmart was the parent.

(l)                                     Schedule 6.23 contains a list of all states (whether foreign or domestic) to which any of the Checksmart Parties pays Taxes imposed on overall net income.

(m)                               None of the Checksmart Parties has any liability for the Taxes of any Person (other than any other Checksmart Party) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(n)                                 None of the Checksmart Parties has received written notice of any claim by a Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

(o)                                 None of the Checksmart Parties will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

(p)                                 None of the Checksmart Parties is a party to any Tax sharing, allocation or indemnity agreement or arrangement that would require it to indemnify any other Person for Taxes.

(q)                                 None of the Checksmart Parties has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(r)                                    None of the Checksmart Parties has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(s)                                  None of the Checksmart Parties has entered into any transaction that would result in a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code if the treatment claimed by the applicable Checksmart Party were disallowed.

This Section 6.23 sets forth the sole representations and warranties of the Buyer and Checksmart with respect to all Tax matters.

6.24                        Related Party Transactions.  To the Knowledge of the Buyer, except as set forth on Schedule 6.24, none of the Checksmart Parties, nor any current or former manager, director, officer or employee of the Checksmart Parties has any direct or indirect interest (a) in or is a manager, director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any of the Checksmart Parties (other than 5% stock ownership of publicly traded entities) or (b) in any material property, asset or right that is owned or used by any of the Checksmart Parties in the conduct of its business.  There is no outstanding Indebtedness owed to the any of the Checksmart Parties by any current or former director, manager, officer, employee or consultant of the Checksmart Parties or any of their Affiliates.

6.25                        Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Checksmart Parties in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Checksmart Parties.

6.26                        Certain Payments.  To the Knowledge of the Buyer, no Checksmart Party nor any director, manager, officer, employee, or other Person acting on behalf of any Checksmart Party, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for a Checksmart Party, (ii) to pay for favorable treatment for business secured by a Checksmart Party, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of a Checksmart Party, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Checksmart Parties that has not be recorded in the books and records of the Checksmart Parties.

6.27                        No Other Representations or Warranties.  Except as expressly set forth in this Article 6, the Buyer and Checksmart make no other representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary herein, (a) neither the Buyer nor Checksmart shall be deemed to make to the Seller Parties any representation or warranty other than as expressly made by such Person in this Article 6 and (b) the Buyer and Checksmart make no representation or warranty to the Seller Parties with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to the Seller Parties or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of any of the Checksmart Parties, or (ii) except as expressly covered by a representation and warranty contained in this Article 6, any other information or documents (financial or otherwise) made available to the Seller Parties or their respective counsel, accountants or advisors with respect to any of the Checksmart Parties.

6.28                        No Claims.  To the Knowledge of the Buyer, (a) no Checksmart Stockholder has any action, demand, charge, complaint or claim of any kind against or involving the Buyer, Checksmart or Checksmart’s Subsidiaries arising out of or in any way relating to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing, (b) there is no basis for any of the foregoing and (c) none of the Buyer, Checksmart or Checksmart’s Subsidiaries will have any obligation or liability from and after the Closing with respect thereto.

ARTICLE 7:  COVENANTS

7.1                               Conduct of Business.  Except as otherwise expressly contemplated by this Agreement or except as consented to by the other party, during the period from the date of this Agreement to the Closing, each of (i) the Company and CCCS Holdings shall (and each shall cause their Subsidiaries to), on the one hand, and (ii) the Buyer and Checksmart shall (and each shall cause their Subsidiaries to), on the other hand (A) carry on its business in the Ordinary Course of Business and in compliance in all material respects with all Laws, (B) maintain its material properties and other material assets in good working condition (ordinary wear and tear excepted), and (C) to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization and to keep available the services of its current officers and other key employees and preserve its relationships with those Persons with which it has material business dealings.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or set forth on Schedule 7.1, during the period from the date of this Agreement to the Closing, neither (x) the Company nor CCCS Holdings shall (and neither shall allow their Subsidiaries to), on the one hand, and (y) the Buyer nor Checksmart shall (and neither shall allow their Subsidiaries to), on the other hand:

(a)                                  (i) declare, set aside or pay any dividends or distributions in respect of any of its equity securities, or redeem or purchase, directly or indirectly, any of its equity securities, (ii) exchange or reclassify any of its equity securities or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities;

(b)                                 issue, deliver, sell, pledge or otherwise dispose of, or encumber or subject to any Lien, any of its equity securities, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such equity securities, voting securities or convertible securities;

(c)                                  amend its certificate or articles of formation or incorporation, limited liability company agreement or bylaws or code of regulations (or comparable organizational documents);

(d)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any business or any Person;

(e)                                  sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or material assets other than in the Ordinary Course of Business;

(f)                                    (i) grant to any of its current or former managers, directors, officers or other employees any increase in compensation, bonus or other benefits, except for normal increases in the Ordinary Course of Business or as was required under any employment agreements or Company Employee Plan or Checksmart Employee Plan, in each case, in effect as of the date hereof and except for advances to such Persons for travel and business expense in the Ordinary Course of Business, (ii) grant to any such current or former manager, director, officer or employee any increase in severance or termination pay, (iii) enter into, or amend, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former manager, director, officer or employee, or (iv) agree or commit to institute any plan, program, arrangement or agreement for the benefit of its employees or former employees other than the Company Employee Plans or Checksmart Employee Plans (as applicable), or to make any amendments to any of the Company Employee Plans or Checksmart Employee Plans (as applicable) except as required by Law;

(g)                                 except for advances to employees for travel and business expenses and the endorsement of checks and extension of credit in the Ordinary Course of Business, incur any Indebtedness greater than $50,000 other than in the Ordinary Course of Business or under the Company Credit Agreements or the Checksmart Credit Agreement, as applicable;

(h)                                 incur or commit to incur any capital expenditures or any obligations or liabilities in connection therewith in excess of $50,000 individually or $100,000 in the aggregate, unless the amount thereof does not exceed 110% of the amount budgeted therefor in the monthly budget made available to the other party;

(i)                                     terminate, breach, modify in any material respect, amend in any material respect, issue any consent or waive any material rights under any Company Material Contract listed on Schedule 5.15 or Checksmart Material Contract listed on Schedule 6.15 (as applicable), or enter into any new Contract that would be required to be set forth on Schedule 5.15 or Schedule 6.15 (as applicable) if such Contract were in existence on the date hereof, in each case, other than in the Ordinary Course of Business or as required by Law, provided that the expiration in accordance with its terms of any such Material Contract shall not be prohibited hereby;

(j)                                     institute or settle any Proceeding involving more than $50,000;

(k)                                  make any write-off or write-down of or make any determination to write-off or write-down any of its assets or properties in excess of $50,000;

(l)                                     (i) make any material change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settle or compromise any Tax liability; (iii) make, change or rescind any Tax election; (iv) surrender any right in respect of Taxes; or (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(m)                               authorize, or commit or agree to take, any of the foregoing actions.

7.2                               Notification of Changes; Other Actions.  Prior to the Closing, each of the Seller Parties, the Company and CCCS Holdings, on the one hand, and the Buyer Parties, on the other hand, shall promptly notify the other orally and in writing to the extent it becomes aware of (a) the occurrence, or failure to occur, of any event, the occurrence or failure to occur of which would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 9.2(a) or 9.3(a), as applicable, would fail to be satisfied; (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that the condition set forth in Section 9.2(b) or 9.3(b), as applicable, would fail to be satisfied; (c) the occurrence of any event that would be reasonably likely to make the satisfaction of any of the conditions to Closing specified in Article 9 impossible; and (d) any change, event or condition of any character (whether or not covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to result in a Buyer Material Adverse Effect or Company Material Adverse Effect, as applicable.  To the extent any such change, event or condition has occurred after the date hereof, the party making such notification may update its Disclosure Schedules to reflect any such change, event or condition for purposes of the indemnification obligations of the parties hereto pursuant to Article 11; provided, however, that such notification or update will not affect the representations, warranties, covenants or agreements of the parties for purposes of Article 9 or Article 10.

7.3                               No Solicitation.  None of the Seller Parties, the Company or CCCS Holdings shall, nor shall the Seller Parties or the Company authorize or permit the Company or any of the Company’s Subsidiaries or any of the managers, directors, officers or employees of, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller Parties or the Company or any of the Company’s Subsidiaries, to directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any (a) direct or indirect acquisition or purchase of all or substantially all of the business or assets of the Company or any of its Subsidiaries, (b) direct or indirect acquisition or purchase of 50% or more of any class of equity securities of the Company or any of its Subsidiaries, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or (d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.  None of the Seller Parties, the Company nor CCCS Holdings shall, and none of the Seller Parties, the Company or CCCS Holdings shall allow the Company or any of its Subsidiaries to, approve or recommend any Acquisition Proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.  In addition, as applicable, the Seller Parties, the Company or CCCS Holdings shall promptly (i.e., within two (2) Business Days of receipt) advise the Buyer orally and in writing of any written request for information or of any Acquisition Proposal.

7.4                               Access to Information and Premises.  Each of the Company and CCCS Holdings, on the one hand, and the Buyer and Checksmart, on the other hand, shall afford to the other and to the officers, employees, accountants, counsel, financial advisors, environmental consultants and other representatives of such other party access, during normal business hours during the period prior to the Closing, to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that nothing in this Agreement will obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any applicable Law or any Contract to which it is a party or to which any of its assets are subject; and provided, further, that (a) the Buyer Parties shall not (and Checksmart shall cause its Subsidiaries not to) contact any material business relation of the Company or its Subsidiaries without the prior written approval (not to be unreasonably withheld, delayed or conditioned) of the Seller Representative and (b) none of the Seller Parties, the Company or CCCS Holdings shall not (and the Seller Parties and the Company shall cause the Company and its Subsidiaries not to) contact any material business relation of the Buyer Parties without the prior written approval (not to be unreasonably withheld, delayed or conditioned) of the Buyer.  Prior to the Closing, each of the Company, on the one hand, and the Buyer, on the other hand, shall generally keep the other informed as to all material matters involving the operations and businesses of such other party and its Subsidiaries.  Each of the Company, on the one hand, and Checksmart, on the other hand, shall authorize and direct its and its Subsidiaries’ appropriate directors, managers, officers and employees to discuss, on a regular basis during normal business hours, matters involving the operations and business of such party and its Subsidiaries with representatives of the other party, provided that the foregoing shall not unreasonably disrupt the conduct of such party’s or its Subsidiaries’ business.

7.5                               Antitrust Laws.

(a)                                  Prior to the date of this Agreement, the appropriate parties have filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice Antitrust Division (the “DOJ”) the premerger notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act.

(b)                                 Each of the parties hereto shall use their respective commercially reasonable efforts to (i) cause the waiting period under the HSR Act to expire or be terminated and (ii) avoid or eliminate each and every impediment under the Antitrust Laws asserted by any Governmental Authority, in each case, to cause the transactions contemplated by this Agreement to occur as soon as reasonably practicable, including promptly complying with any inquiries or requests for additional information from, and otherwise cooperating in good faith with, any Governmental Authority pursuant to the HSR Act; provided, however, that nothing in this Section 7.5 shall require, and such commercially reasonable efforts shall not include: (A) paying any amounts (other than the payment of filing fees and expenses and fees of counsel); (B) offering, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the assets or business of any of the Buyer Parties, the Company or its Subsidiaries, or any of their respective Affiliates; (C) agreeing to any material restrictions on the activities of any of the parties hereto; or (D) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party hereto to consummate the transactions contemplated by this Agreement as soon as practicable.

(c)                                  The parties hereto agree to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws at the earliest practicable dates.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and, unless advised by outside counsel that doing so would reasonably be expected to violate applicable Law, provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws with respect to the transactions contemplated hereby.  Without limiting the foregoing, the parties hereto agree to: (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws with respect to the transactions contemplated hereby; (ii) give each other an opportunity to participate in each of such meetings; (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws; (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other parties hereto of the substance of such communication; (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws; and (vi) provide each other with copies of all written communications to or from any Governmental Authority relating to any Antitrust Laws.  Any such disclosures or provision of copies by one party to the other parties may be made on an outside counsel basis if appropriate.  Notwithstanding anything in this Section 7.5 to the contrary, with respect to the matters covered in this Section 7.5, it is agreed that the Buyer and the Seller Representative shall consult in good faith with one another and jointly make all decisions, coordinate all discussions, negotiations and other proceedings with, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by, any Governmental Authority, including the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of the transactions contemplated by this Agreement.

7.6                               Commercially Reasonable Efforts; Cooperation.  Subject to Section 7.5, and upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take all actions, and to do and to assist and cooperate with the other parties in doing all things, reasonably necessary, proper or advisable to (a) consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement and (b) cause the conditions to Closing set forth in Article 9 to be satisfied (including the completion of the High Yield Offering), including (i) the applicable Seller Parties obtaining the consent of the landlord as required pursuant to Section 4.1(k), (ii) the defending of any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to complete the High Yield Offering, and consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Notwithstanding anything to the contrary in this Agreement, no Seller Party shall be required to pay any amounts in connection with obtaining any such consent referred to in the preceding clause (i) unless required by applicable Law or pursuant to the terms of the Real Property Lease or other agreement between such Seller Party and such landlord.  Following the Closing, each of the parties hereto agrees to cooperate with the other parties hereto in connection with, and give such other parties the opportunity to participate in, any and all communications with any Governmental Authority with respect to regulatory matters involving the Buyer, Checksmart, any of Checksmart’s Subsidiaries, the Company or any of the Company’s Subsidiaries.

7.7                               High Yield Offering Documentation.  Checksmart and the Buyer shall, upon the reasonable request of the Seller Representative, furnish the Seller Representative with true, complete and correct and, as applicable, executed copies of all material agreements and documents relating to the High Yield Offering (the “High Yield Documents”) and otherwise keep the Seller Representative reasonably informed of the status of the High Yield Offering (or any replacement financing), including by making available the officers and directors of Checksmart and, to the extent feasible, its advisors and legal, investment banking and accounting representatives, for regular discussions with the Seller Representative with respect thereto, provided that the foregoing shall not unreasonably disrupt the conduct of business of Checksmart or any of its Subsidiaries.

7.8                               Confidentiality.  At all times following the Closing, none of (a) the Seller Parties shall, directly or indirectly, disclose any Trade Secrets pertaining to the Company or its Subsidiaries, and (b) the Buyer Parties shall, directly or indirectly, disclose any Trade Secrets pertaining to the Buyer, Checksmart or its Subsidiaries, except, in each case, to the extent that such information is in the public domain or enters into the public domain other than by breach of this Agreement.

7.9                               Dividend.  In the event that the High Yield Offering is completed and yields proceeds equal to at least the sum of (x) the amount necessary to repay in full the Company Indebtedness and the Checksmart Indebtedness and (y) $10,000,000, then, immediately following the Closing, the Buyer will pay a dividend to the shareholders of the Buyer (as of the time immediately following the Closing) in an aggregate amount equal to at least the amount of such proceeds minus the sum of (a) the amount necessary to repay in the full the Company Indebtedness and the Checksmart Indebtedness plus (b) $10,000,000 (the “Dividend”).

7.10                        High Yield Offering.

(a)                                  The Buyer Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to consummate the High Yield Offering, and the Buyer confirms that its current intention is to consummate a High Yield Offering yielding sufficient proceeds to pay the Dividend.  Without limiting the generality of the foregoing sentence, the Buyer Parties shall not take any action, or permit any of their Affiliates to take any action, to materially diminish the ability of any party to the High Yield Documents to consummate, or materially impair, prevent or delay any such party’s ability to consummate the High Yield Offering, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any such party’s obligations to consummate such High Yield Offering to not be satisfied.

(b)                                 Without limiting the generality of Section 7.10(a), the Buyer Parties shall, at the Buyer Parties’ sole cost and expense, use commercially reasonable efforts to fully satisfy in all material respects, on a timely basis, all terms, conditions, representations and warranties set forth in the High Yield Documents.  The Buyer Parties shall use commercially reasonable efforts to enter into the High Yield Documents as soon as reasonably practicable but in any event prior to or at the Closing so as to permit the consummation of the High Yield Offering at or prior to the Closing.

7.11                        Termination of Advisory Agreement.  Effective as of immediately prior to the Closing, the Company and/or its Subsidiaries shall take all actions necessary and appropriate to terminate that certain Advisory Agreement, dated September 29, 2006, between CCCS Holdings, CCCS Opco, and GGC Administration, LLC.

ARTICLE 8:TAX MATTERS

8.1                               Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed on the Seller Parties, the Buyer, the Surviving Entities or the Company or any of its Subsidiaries in connection with or relating to the CCCS Merger or the contributions described in Section 3.3 will be borne and paid by the Seller Parties when due, and the Seller Parties, at their own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  All Transfer Taxes imposed on the Seller Parties, the Buyer, the Surviving Entities or the Company or any of its Subsidiaries in connection with or relating to the Checksmart Merger will be borne and paid by the Checksmart Stockholders when due, and the Checksmart Stockholders, at their own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

8.2                               Cooperation; Audits.  In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Buyer, the Surviving Entities or the Company or any of its Subsidiaries, the Buyer and the applicable Seller Parties shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  The applicable Seller Parties shall deliver within five (5) days of the Buyer’s request therefor any information required to be reported by the Buyer, the Surviving Entities or the Company or any of its Subsidiaries pursuant to Section 6043A of the Code, in each case, to the extent within the possession or control of such Seller Parties.

8.3                               Tax Sharing Agreements.  All Tax allocation or sharing agreements, arrangements or similar Contracts (if any) with respect to or involving the Company or any of its Subsidiaries will be terminated as of the Closing Date and, after the Closing Date, neither the

Buyer, the Company or any of the Company’s Subsidiaries shall be bound thereby or have any liability thereunder.

ARTICLE 9:  CLOSING CONDITIONS

9.1                               Conditions to the Obligations of Each Party.  The obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Governmental and Regulatory Approvals.  The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law will have expired or been terminated.

(b)                                 No Proceedings, Laws or Orders.  No Proceedings will have been instituted to restrain, prohibit or delay the Mergers or any of the other transactions contemplated by this Agreement.  No Law or Order of any kind will have been enacted, entered, promulgated or enforced by any Governmental Authority that would prohibit or delay the Mergers or the consummation of the other transactions contemplated by this Agreement or have the effect of making them illegal, and no Proceeding seeking to impose such an Order will be pending.

(c)                                  High Yield Offering.  The high yield offering of the Buyer (the “High Yield Offering”) shall have yielded sufficient aggregate proceeds, together with available excess cash, to repay in full the Company Indebtedness and the Checksmart Indebtedness, and shall otherwise have been completed to the satisfaction of the Buyer.

9.2                               Conditions to the Buyer Parties’ Obligations.  The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties made in Articles 5 and 5A that are qualified by materiality will be true and correct in all respects and each of the representations and warranties made in Articles 5 and 5A that are not so qualified will be true and correct in all material respects (provided that the representations and warranties contained in Section 5.4 shall be true in all respects notwithstanding that such representations and warranties are not qualified by materiality), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively).

(b)                                 Performance of Agreements and Covenants.  Each and all of the agreements and covenants of the Seller Parties, the Company and CCCS Holdings to be performed and complied with pursuant to this Agreement at or prior to the Closing (other than the agreements and covenants contained in Section 7.1(a) and (b)) will have been duly performed in all material respects; and the agreements and covenants of the Company and CCCS Holdings set forth in Section 7.1(a) and (b) will have been duly performed in all respects.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall have been no change, event or condition of any character that, individually or in the aggregate, has resulted in a Company Material Adverse Effect.

(d)                                 Delivery of Documents.  The Seller Parties shall have delivered or caused to be delivered to the Buyer Parties all of the documents required by Section 4.1.

(e)                                  Indebtedness.  As of the Closing Date, the aggregate principal amount of Company Indebtedness shall not be in excess of $77,500,000.

9.3                               Conditions to the Seller Parties’ Obligations.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by the Buyer and Checksmart contained in this Agreement that are qualified by materiality will be true and correct in all respects and each of the representations and warranties made by the Buyer and Checksmart contained in this Agreement that are not so qualified will be true and correct in all material respects (provided that the representations and warranties contained in Section 6.4(a) shall be true in all respects notwithstanding that such representations and warranties are not qualified by materiality), in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively).

(b)                                 Performance of Agreements and Covenants.  Each and all of the agreements and covenants of the Buyer Parties to be performed and complied with pursuant to this Agreement and the Ancillary Agreements at or prior to the Closing (other than the agreements and covenants of the Buyer Parties contained in Section 7.1(a) and (b)) shall have been duly performed in all material respects; and the agreements and covenants of the Buyer Parties contained in Section 7.1(a) and 7.1(b) shall have been performed and complied with in all respects.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall have been no change, event or condition of any character that, individually or in the aggregate, has resulted in a Buyer Material Adverse Effect.

(d)                                 Delivery of Documents.  The Buyer Parties shall have delivered or caused to be delivered to the Seller Representative all of the documents required by Section 4.2.

(e)                                  Indebtedness.  As of the Closing Date, the aggregate principal amount of Checksmart Indebtedness shall not be in excess of $212,500,000.

ARTICLE 10:TERMINATION

10.1                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  Written Agreement.  By written agreement executed by the Buyer (on behalf of the Buyer Parties) and the Seller Representative.

(b)                                 Drop Dead Date.  By the Buyer (on behalf of the Buyer Parties) or the Seller Representative by written notice to the other at any time after June 30, 2011, if the Closing shall not have taken place on or before such date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c)                                  Order of Governmental Authority.  By the Buyer (on behalf of the Buyer Parties) or the Seller Representative if a Governmental Authority issues a final non-appealable Order restraining, enjoining or otherwise prohibiting the Mergers or the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party if such Order was primarily due to such party’s breach of or failure to perform any provision of this Agreement.

(d)                                 Breach of the Seller Parties’, Company’s or CCCS Holdings’ Representations and Other Obligations.  By the Buyer (on behalf of the Buyer Parties) by written notice to the Seller Representative if any of the Seller Parties, the Company or CCCS Holdings shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the condition in Section 9.2(a) or (b), as applicable, would fail to be satisfied, and such breach or failure to perform (i) is not cured within 20 days after written notice thereof or (ii) is incapable of being cured by the breaching or nonperforming party; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Buyer if any Buyer Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the condition in Section 9.3(a) or (b), as applicable, would fail to be satisfied.

(e)                                  Breach of the Buyer Parties’ Representations and Other Obligations.  By the Seller Representative by written notice to the Buyer if any of the Buyer Parties shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the condition in Section 9.3(a) or (b), as applicable, would fail to be satisfied, and such breach or failure to perform (i) is not cured within 20 days after written notice thereof or (ii) is incapable of being cured by the breaching or nonperforming party; provided, however, that the right to terminate this

Agreement under this Section 10.1(e) shall not be available to the Seller Representative if any Seller Party, the Company or CCCS Holdings shall have breached of failed to perform any of its representations, warranties, covenants or other agreements contained in this agreement such that the condition in Section 9.2(a) or (b) as applicable, would fail to be satisfied.

10.2                        Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement shall terminate and none of the parties shall have any liability or obligation to any of the other parties other than (a) in respect of this Section 10.2 and Sections 12.3 through 12.13, inclusive, (b) by reason of a breach of any of the provisions of this Agreement prior to termination or (c) pursuant to that certain Nondisclosure and Confidentiality Agreement, dated as of July 6, 2010, between Diamond Castle Holdings, LLC and CCCS Opco.  Subject to the foregoing sentence, and in the event that this Agreement shall be terminated pursuant to Section 10.1, each party shall pay all of its own costs and expenses incident to this Agreement.

ARTICLE 11:REMEDIES

11.1                        General Indemnification Obligation.

(a)                                  By Seller Parties/Pro Rata Share.  Subject to the limitations and conditions set forth in Section 11.3, from and after the Closing, the Seller Parties shall severally and not jointly, in accordance with their respective Pro Rata Share, indemnify and hold harmless each of the Buyer Parties, the Surviving Entities, the Company, the Company’s Subsidiaries and each of their respective officers, managers, directors, employees and agents (each, a “Buyer Indemnitee”; provided that, for the avoidance of doubt, for purposes of this Agreement, a “Buyer Indemnitee” shall not include any Seller Party) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”) suffered or incurred by such Buyer Indemnitee based upon, arising out of or otherwise in respect of: (i) any breach of any representation or warranty contained in Article 5 (including any Schedule or Exhibit attached hereto insofar as it relates thereto) (with respect to the representations and warranties in Section 5.23, only to the extent such Losses are with respect to a Pre-Closing Tax Period) (determined in each case without regard to any qualification with respect to any materiality, Company Material Adverse Effect or other similar qualification, other than any such qualification used in Section 5.1, 5.2, 5.5, 5.16 or 5.19, the first sentence of Section 5.11, the first parenthetical phrase in Section 5.15(a), or in the usage in Article 5 of the defined terms “Company Material Permit” or “Company Material Contract”), provided that any breach of any representation or warranty contained in Section 5.23 shall be determined without giving effect to the disclosure set forth in Schedule 5.23(f) or (i) (i.e., the Buyer Indemnitees shall be entitled to indemnification in respect of such matter notwithstanding the disclosure of such matter in Schedule 5.23(f) or (i)); (ii) any breach of any covenant or agreement of the Company or CCCS Holdings contained in this Agreement (including any Schedule or Exhibit attached hereto) (determined in each case without regard to any qualification with respect to any materiality, Company Material Adverse Effect or other similar qualification, other than any such qualification used in Section 7.1 or 7.2 or in the usage in Section 7.1 or 7.2 of the defined terms “Company Material Permit” or “Company Material Contract”); (iii) any Transfer Taxes relating to the CCCS Merger or the contribution transactions described in Section 3.3; or (iv) any Debt Offering Misconduct.

(b)                                 By Seller Party/Several.  Subject to the limitations and conditions set forth in Section 11.3, from and after the Closing, each Seller Party shall severally and not jointly indemnify and hold harmless each Buyer Indemnitee from and against any and all Losses suffered or incurred by such Buyer Indemnitee based upon, arising out of or otherwise in respect of: (i) any breach of any representation or warranty contained in Article 5A (including any Schedule or Exhibit attached hereto insofar as it relates thereto) (determined in each case without regard to any qualification with respect to any materiality, material adverse effect or other similar qualification) made by such Seller Party; or (ii) any breach of any covenant or agreement of such Seller Party contained in this Agreement (including any Schedule or Exhibit attached hereto) (determined in each case without regard to any qualification with respect to any materiality, material adverse effect or other similar qualification).

(c)                                  By the Buyer. The Buyer shall indemnify and hold harmless the Seller Parties and each of their respective officers, managers, directors, employees and agents (each, a “Seller Indemnitee”) from and against any and all Losses suffered or incurred by such Seller Indemnitee based upon, arising out of or otherwise in respect of: (i) any breach of any representation or warranty contained in Article 6 (including any Schedule or Exhibit attached hereto insofar as it relates thereto) (with respect to the representations and warranties in Section 6.23, only to the extent such Losses are with respect to a Pre-Closing Tax Period) (determined in each case without regard to any qualification with respect to any materiality, Buyer Material Adverse Effect or other similar qualification, other than any such qualification used in Section 6.1, 6.2, 6.5, 6.16 or 6.19, the first sentence of Section 6.11, the first parenthetical phrase in Section 6.15(a), or in the usage in Article 6 of the defined terms “Checksmart Material Permit” or “Checksmart Material Contract”), provided that any breach of any representation or warranty contained in Section 6.23 shall be determined without giving effect to the disclosure set forth on Schedule 6.23(f) (i.e., the Seller Indemnitees shall be entitled to indemnification in respect of such matter notwithstanding the disclosure of such matter on Schedule 6.23(f)); (ii) any breach of any covenant or agreement of the Buyer Parties contained in this Agreement (including any Schedule or Exhibit attached hereto) (determined in each case without regard to any qualification with respect to any materiality, Buyer Material Adverse Effect or other similar qualification, other than any such qualification used in Section 7.1 or 7.2 or in the usage in Section 7.1 or 7.2 of the defined terms “Checksmart Material Permit” or “Checksmart Material Contract”); (iii) any Transfer Taxes relating to the Checksmart Merger; or (iv) any Debt Offering Misconduct.  Checksmart and Checksmart Financial shall be jointly and severally liable with the Buyer for all of the cash payment obligations of the Buyer contained in this Section 11.1(c).

11.2                        Notice and Opportunity to Defend.

(a)                                  Notice of Asserted Liability.  As soon as is reasonably practicable after a Seller Indemnitee or a Buyer Indemnitee becomes aware of any direct or third party claim that such party has under Section 11.1 that may result in a Loss for which such party is entitled to indemnification hereunder (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”).  A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount, calculated in good faith and to the extent feasible, of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b)                                 Opportunity to Defend.  The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 11, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, provided that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Liability Claim solely seeks (and continues to seek) monetary damages; (iii) Liability Claim does not include criminal charges; and (iv) Indemnifying Party expressly acknowledges in writing its responsibility for all Losses relating to such Liability Claim subject to indemnification by the Indemnifying Party under Section 11.1 (it being understood that the foregoing written acknowledgement may contain a reservation of the Indemnifying Party’s right to dispute the entitlement to indemnification until such Liability Claim is proven to constitute Losses) (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 11.2(b) within 15 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 11, the Indemnified Party may continue to defend the Liability Claim.  If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if any of the Litigation Conditions ceases to be met, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred thereafter in connection with such defense to the extent constituting Losses.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim; provided, however, that the Indemnifying Party may not consent to any such settlement or judgment to the extent that any such settlement or judgment (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete and irrevocable release from all liability in respect of such Liability Claim, (II) grants any injunctive or equitable relief or (III) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.  The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party, upon prior notice to the Indemnifying Party and, upon request of the Indemnifying Party, after discussion of such settlement with the Indemnifying Party, unless the defense of such Litigation Claim by the Indemnifying Party was not permitted due to the existence of the Litigation Conditions described in clause (i), (ii) or (iii) of the definition thereof, in which case the Indemnified Party shall be required to obtain the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned), prior to settling any such Liability Claim notwithstanding that the Indemnifying Party had not assumed the defense thereof.

(c)                                  For purposes of this Section 11.2, (i) if the Seller Parties comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller Representative and (ii) if the Seller Parties comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller Representative.

(d)                                 Notwithstanding the provisions of Section 12.11, each party consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person not party to this Agreement against any Indemnified Party for purposes of any claim that such Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein.  Each party consents and agrees that process may be served on it with respect to such a claim anywhere in the United States of America.

11.3                        Survivability; Limitations.

(a)                                  The representations and warranties of each of the parties contained in this Agreement, and the covenants and agreements of each of the parties contained in this Agreement that are required by their respective terms to be performed or complied with at or prior to Closing, will survive for a period ending on the earliest of: (x) the 14-month anniversary of the Closing Date; (y) 60 days following delivery by the Buyer’s accounting firm of the audited financial statements of the Buyer for calendar year December 31, 2011; and (z) an Initial Public Offering (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of the representations and warranties set forth in Sections 5.1 (Existence and Good Standing), 5.2 (Power), 5.3 (Validity and Enforceability), 5.4 (Capitalization), 5.11(j) (Distributions), 5.25 (Brokers), 5A.1 (Existence and Good Standing), 5A.2 (Validity and Enforceability), 5A.3 (Title), 5A.7 (Brokers), 5A.8 (Activities of the Company),

6.1 (Existence and Good Standing), 6.2 (Power), 6.3 (Validity and Enforceability), 6.4 (Capitalization), 6.11(j) (Distributions), 6.25 (Brokers) and 6.28 (No Claims) (collectively, the “Excluded Representations”) shall be the three (3) year anniversary of the Closing Date; and (ii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 11.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.  All of the covenants and agreements of each of the parties contained in this Agreement that by their terms are required to be performed after the Closing Date will survive after the Closing Date in accordance with their respective terms.

(b)                                 Notwithstanding anything to the contrary contained herein: (i) no Indemnifying Party will have any liability to any one or more of the Indemnified Parties pursuant to Section 11.1(a), 11.1(b), or 11.1(c), as applicable (other than (x) as a result of any breach of any of the Excluded Representations (except the representations and warranties contained in Section 5.11(j) (Distributions) and 6.11(j) (Distributions), for which clause (iii) below will apply) or any breach of the covenants or agreements contained in Section 7.1(a) or (b) or this Article 11, (y) in respect of Transfer Taxes (in each of clauses (x) and (y), for which neither the Basket Amount limitation nor the Tax Basket Amount limitation will apply) and (z) as a result of any breach of the Tax Representations (for which the Tax Basket Amount limitation, and not the Basket Amount limitation, will apply)), until the aggregate amount payable by such Indemnifying Party to the Indemnified Parties in respect of all such Losses sustained by such Indemnified Parties exceeds $2,000,000 in the aggregate (the “Basket Amount”), in which case such Indemnifying Party will be liable in accordance with Section 11.1 for all such Losses to the extent exceeding the Basket Amount; (ii) no Indemnifying Party will have any liability to any one or more of the Indemnified Parties pursuant to Section 11.1(a) or 11.1(c), as applicable, as a result of any breach of the representations or warranties relating to income Taxes with respect to a Pre-Closing Tax Period set forth in Section 5.23 (Taxes) or 6.23 (Taxes), as applicable (such representations and warranties collectively, the “Tax Representations”), until the aggregate amount payable by such Indemnifying Party to the Indemnified Parties in respect of all such Losses sustained by such Indemnified Parties exceeds $500,000 in the aggregate (the “Tax Basket Amount”), in which case such Indemnifying Party will be liable in accordance with Section 11.1 for all such Losses to the extent exceeding the Tax Basket Amount; and (iii) no Indemnifying Party will have any liability to any one or more of the Indemnified Parties pursuant to Section 11.1(a) or 11.1(c), as applicable, as a result of any breach of the representations or warranties contained in Section 5.11(j) (Distributions) or 6.11(j) (Distributions), as applicable, until the aggregate amount payable by such Indemnifying Party to the Indemnified Parties in respect of all such Losses sustained by such Indemnified Parties exceeds $150,000 in the aggregate.

(c)                                  Notwithstanding anything to the contrary contained herein: (i) the Seller Parties, on the one hand, and the Buyer, on the other hand, will not have any liability to any one or more of the Buyer Indemnitees or Seller Indemnitees, as the case may be, pursuant to Section 11.1(a), 11.1(b), or 11.1(c), as applicable (other than as a result of any breach of any of (x) the Excluded Representations, (y) the covenants or agreements contained in Section 7.1(a) or (b) or this Article 11 or (z) the Tax Representations, for which, in the case of each of clauses (x), (y) and (z), the following limitation in this clause (i) will not apply), in excess of $5,000,000 in the aggregate (provided that with respect to liability pursuant to Section 11.1(a), no Seller Party shall be liable for more than its Pro Rata Share thereof); (ii) the Seller Parties, on the one hand, and the Buyer, on the other hand, will not have any liability to any one or more of the Buyer Indemnitees or Seller Indemnitees, as the case may be, pursuant to Section 11.1(a) or 11.1(c), as applicable, as a result of any breach of the Tax Representations in excess of $10,000,000 in the aggregate (provided that with respect to liability pursuant to Section 11.1(a), no Seller Party shall be liable for more than its Pro Rata Share thereof); and (iii) the aggregate liability of (A) each Seller Party under this Agreement and the transactions contemplated hereby shall not exceed the value of the Buyer Stock received by such Seller Party at the Closing (with each share of Buyer Stock having a deemed value as set forth in Section 11.1(d)) and (B) the Buyer (together with its joint and several indemnitors pursuant to the last sentence Section 11.1(c)) under this Agreement and the transactions contemplated hereby shall not exceed the aggregate value of the Buyer Stock received by the Seller Parties at the Closing (with each share of Buyer Stock having a deemed value as set forth in Section 11.1(d)).

(d)                                 Notwithstanding anything to the contrary contained herein, any indemnification obligations of an Indemnifying Party in respect of a Liability Claim pursuant to this Article 11 may be satisfied in whole or in part, at such Indemnifying Party’s option, through either (i) cash payment to the Indemnified Party or (ii) delivery of the requisite number of shares of Buyer Stock by the Indemnifying Party either (A) to the Buyer (in the event that an indemnification obligation is owed by a Seller Party/Seller Parties) or (B) to the applicable Seller Party/Seller Parties (in the event that an indemnification obligation is owed by the Buyer). For purposes of determining the “requisite number of shares of Buyer Stock” required to satisfy any such indemnification obligations, each share of Buyer Stock shall have a deemed value of (x) $250 minus (y) the amount of the Dividend paid with respect to one share of Buyer Stock pursuant to Section 7.9, and such deemed value shall not change after the date hereof.  Any cash payments made to a Seller Indemnitee pursuant to this Section 11.3(d) shall be effected by wire transfer of immediately available funds to an account designated in writing by the Seller Representative, and the Seller Representative solely shall be responsible for the allocation, if any, of such payment among the Seller Indemnitees.

(e)                                  Notwithstanding anything to the contrary contained herein, the amount of any Losses payable under this Article 11 by the Indemnifying Party shall be reduced by (i) any and all amounts actually received by the Indemnified Party in connection with the facts giving rise to the right of indemnification under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any expenses and any premium increases actually incurred by the Indemnified Party as a result of pursuing such claim) and (ii) any Tax benefit actually realized by an Indemnified Party whereby such Indemnified Party actually realizes a net reduction in its Tax liability as a result of the payment of any Losses in the taxable year in which the indemnification payment is made or any prior taxable year, net of any increase in Tax liability as a result of the indemnification payment.  If the Indemnified Party actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any

Losses or actually realizes a Tax benefit in respect of a Loss subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expense incurred by such Indemnified Party in collecting such amount.

(f)                                    Notwithstanding anything to the contrary contained herein, no Losses shall be payable to an Indemnified Party pursuant to this Article 11 that constitute indirect, special, incidental, consequential, punitive or exemplary damages (or other similar damages designed to punish or deter wrongful conduct), including loss of future revenue or income, indirect damages resulting in diminution in value, or loss of business reputation or opportunity, provided that any damages paid by any Indemnified Party to a third party shall be deemed direct damages.

(g)                                 Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 11.3 shall not apply to any Losses incurred by an Indemnified Party which are due to any fraudulent acts committed by any Indemnifying Party.

(h)                                 Any Indemnified Party shall take commercially reasonable steps to mitigate its Losses as soon as reasonably practicable after such party becomes aware of any event or condition that results in or would reasonably be expected to result in any such Losses.

(i)                                     If an Indemnifying Party makes any indemnification payment to an Indemnified Party in respect of any Losses, then the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party may have against any other person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnified Party is not adversely affected thereby (“Subrogation Rights”); provided, however, that to the extent that such indemnification payment made by the Indemnifying Party was not sufficient to indemnify the Indemnified Party in full against such Losses (i.e., the limitations of this Section 11.3 reduced or otherwise limited the Indemnified Party’s recovery from the Indemnifying Parties for such Losses), the Indemnifying Party shall be entitled to exercise Subrogation Rights (i) only with respect to that portion of such Losses in which the Indemnified Party received indemnification payment from the Indemnifying Party and (ii) only after the Indemnified Party has exercised its rights and remedies against such Person and received payment with respect to that portion of such Losses in which the Indemnified Party did not receive payment from the Indemnifying Party.

(j)                                     In calculating the amount of any Losses, the amount of such Losses claimed by a Buyer Indemnitee under Section 11.1(a) or (b) for a breach of any representation or warranty in Article 5 or 5A, or by a Seller Indemnitee under Section 11.1(c) for a breach of any representation or warranty in Article 6, in each case, shall be reduced to the extent that the breach or the facts and circumstances thereof giving rise to such Loss was actually known prior to the Closing Date by such Buyer Indemnitee or Seller Indemnitee, as applicable.

(k)                                  The amount of Losses payable by the Buyer to the Seller Parties in respect of a Loss payable to a third party that is indemnifiable hereunder shall be calculated as the product of (x) the amount of the Loss paid by the Buyer to such third party and (y) a fraction (i) the numerator of which is the number of shares of Buyer Stock held by such Seller Parties at such time and (ii) the denominator of which is the number of shares of Buyer Stock held by Persons other than such Seller Parties at such time (it being agreed, for avoidance of doubt, that the foregoing shall apply only where there is a payment made by the Buyer in respect of a Loss payable to a third party (as opposed to a claim by a Seller Indemnitee for Losses sustained by it)).  The amount of Losses payable by the Seller Parties to the Buyer in respect of a Loss payable to a third party that is indemnifiable hereunder shall be calculated as the amount equal to the amount of the Loss paid by the Buyer to such third party.

(l)                                     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller Party hereby waives any cause of action or other claim whatsoever it has or may have against the Company in respect of a breach of the representations and warranties made by the Company in Article 5 (it being agreed that such Seller Party is not a Buyer Indemnitee with respect to such breach) and hereby releases the Company from any and all liability to such Seller Party with respect to a breach of such representations and warranties.

11.4                        Exclusive Remedy; Specific Performance.  Each Indemnified Party’s rights to indemnification as set forth in this Article 11 shall be such Indemnified Party’s exclusive remedy with respect to any and all claims against an Indemnifying Party arising out of or relating to this Agreement, except (a) with respect to Losses arising from claims of fraudulent acts and (b) that an Indemnified Party may seek and obtain appropriate injunctive or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms and provisions contained herein, and for payment of the legal and other costs and expenses incurred in enforcing its rights under this Agreement.

ARTICLE 12:  MISCELLANEOUS

12.1                        Disclosure Schedules.  The Disclosure Schedules shall be subject to the following terms and conditions: (a) any item disclosed in any particular Schedule of the Buyer Disclosure Schedules or the Company Disclosure Schedules shall be deemed to be disclosed in any other Schedule of the Buyer Disclosure Schedules or the Company Disclosure Schedules, respectively, to the extent its relevance or appropriateness is reasonably apparent on the face of such disclosure; (b) the Disclosure Schedules are qualified by this Agreement and shall not be construed as indicating that any item set forth therein is required to be disclosed, nor shall any disclosure be construed as an admission that such information is material with respect to the disclosing party; (c) any item disclosed in the Company Financial Statements or the Checksmart Financial Statements shall be deemed to be disclosed in any other Schedule of the Company Disclosure Schedules or the Buyer Disclosure Schedules, respectively, to the extent its relevance or appropriateness is reasonably apparent on the face of such disclosure; (d) disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document; and (e) headings and introductory language have been inserted in each Schedule to the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in this Agreement.

12.2                        Further Assurances.  From and after the Closing Date, at the reasonable request of a party hereto, the other parties hereto shall execute and deliver, or cause to be executed and delivered, to the requesting party such other agreements or instruments, in addition to those required by this Agreement, as the requesting party may reasonably request, in order to implement the transactions contemplated by this Agreement.

12.3                        Press Release and Announcements.  No party hereto may issue any press release or other public announcement relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior approval of the Buyer (on behalf of the Buyer Parties) and the Seller Representative; provided, however, that, nothing in this Section 12.3 will preclude any party from making any disclosures (a) necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may be) consents from any Governmental Authority or (b) reasonably necessary in order to consummate the High Yield Offering, including customary press releases, the preparation and use of an offering memorandum, and the presentation of a customary “road show” presentation.

12.4                        Expenses.  Each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; provided, however, that (a) the Buyer will bear and pay at the Closing any and all Buyer Parties’ Selling Expenses and Seller Parties’ Selling Expenses and (b) any Transfer Taxes shall be borne and paid in accordance with Section 8.1; and provided, further, that if this Agreement is terminated, the obligation of each party to bear its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

12.5                        No Assignment.  The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other parties hereto.  Notwithstanding the previous sentence, any of the Buyer Parties may, without the consent of the other parties hereto, collaterally assign their respective rights under this Agreement to any secured lender of any of the Buyer Parties or to any Affiliate of the Buyer Parties in connection with a secured loan arrangement, provided that no such assignment shall affect the assignor’s obligations hereunder.

12.6                        Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.  Unless the context indicates otherwise, all references to any “Article”, “Section”, “Schedule”, “Exhibit” or “Annex” in this Agreement refer to the corresponding Article or Section of, or Schedule or Exhibit or Annex to, this Agreement.

12.7                        Integration, Modification and Waiver.  This Agreement, together with the Exhibits, Annexes, Schedules and certificates, agreements or other instruments delivered under or in connection with this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the parties hereto.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

12.8                        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” means including without limitation.  Any reference to the singular in this Agreement also includes the plural and vice versa.  Any reference to any federal, state, county, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any amendments thereto, unless the context requires otherwise.

12.9                        Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance and the application of the remainder of this Agreement will not be affected thereby.

12.10                 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to the Seller Representative on behalf of the Seller Parties:

Golden Gate Capital Investment Fund II, L.P.

One Embarcadero Center, Suite 3900

San Francisco, CA 94111

Attention:  Chief Operating Officer

Facsimile No.:  415-983-2701

with a copy to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention:  Stephen D. Oetgen

Facsimile No.:  415-439-1500

If to the Buyer Parties, the Company or any of the Company’s Subsidiaries:

c/o Community Choice Financial Inc.

7000 Post Road, Suite 200

Dublin, OH 43016

Attention:  Bridgette Roman, General Counsel

Facsimile No.:  (614) 760-4054

with a copy to:

Jones Day

325 John H. McConnell Blvd., Suite 600

Columbus, OH 43215

Attention:  Randall M. Walters

Facsimile No.:  (614) 461-4198

Any party may change its address or facsimile number for the purposes of this Section 12.10 by giving notice as provided in this Agreement.

12.11                 Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Court of Chancery or courts of the United States located in the State of Delaware for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereby agrees to commence any such Proceeding only in such courts, and irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding in any such court and waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 12.11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.12                 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.

12.13                 Attorney-Client Privilege and Conflict Waiver.  In connection with any dispute that may arise between the Seller Representative (whether in its capacity as such or as a Seller Party) or any of its Affiliates, on the one hand, and the Buyer or the Company or any of their Affiliates, on the other hand, in connection with this Agreement or the transactions contemplated hereby, Buyer will not, and will cause the Company not to, seek to have Kirkland & Ellis LLP disqualified from representing the Seller Representative (or any of its Affiliates).

12.14                 Seller Representative.

(a)                                  By virtue of its execution of this Agreement, each Seller Party designates and irrevocably appoints the Seller Representative as such Seller Party’s agent and attorney-in-fact for the following purposes of this Agreement with the full power and authority on such Seller Party’s behalf:  (i) to take all actions contemplated to be taken by the Seller Representative as set forth in the provisions of this Agreement, and (ii) to negotiate, settle, compromise and otherwise handle all claims for indemnification made by any Indemnified Party pursuant to Section 11.1, with the sole exception of any indemnification to be provided by Eager Corp (which shall only be negotiated, settled, compromised or otherwise handled by Eager Corp, it being agreed that only Eager Corp shall have the authority to negotiate, settle or compromise any claim for indemnification with respect to which Eager Corp has any liability).  All decisions within the scope of the preceding sentence by Seller Representative shall be binding upon each Seller Party (other than Eager Corp solely with respect to clause (ii) thereof), and no such Seller Party shall have any right to object, dissent, protest or otherwise contest the same.

(b)                                 The Seller Representative may delegate its authority as the Seller Representative to any one of the Seller Parties (or their Affiliates) for a fixed or indeterminate period of time upon not fewer than five (5) Business Days’ prior written notice to the Buyer in accordance with Section 12.10.  Each successor Seller Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used in this Agreement includes any successor Seller Representative.

(c)                                  A decision, act, consent or instruction of the Seller Representative acting on behalf of the Seller Parties in accordance with the provisions hereof (including, for the avoidance of doubt, clause (ii) of Section 12.14(a)) constitutes a decision of all such Seller Parties (except where the context otherwise requires) and is final, binding and conclusive upon such Seller Parties, and the Buyer Parties and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of such Seller Parties.  The Buyer Indemnitees are hereby relieved from, and the Seller Parties (other than Eager Corp) shall indemnify and hold the Buyer Indemnitees harmless from, any liability to any Person for any acts done by any of them in accordance with such decision, act, consent or instruction of the Seller Representative.  The Buyer Indemnitees may for all purposes of this Agreement treat every notice, payment or any other action directed to the Seller Representative as if such notice, payment or other action had been directed to such Seller Party.

(d)                                 The Seller Representative will have no liability to any Seller Party on behalf of whom it is acting for any act done or omitted under this Agreement as the Seller Representative while acting in good faith and not in a manner constituting wanton misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Seller Parties (other than Eager Corp) will severally indemnify and hold harmless the Seller Representative from and against any Losses the Seller Representative may suffer as a result of any such action or omission.

(e)                                  This appointment and grant of power and authority by the Seller Parties to the Seller Representative pursuant to this Section 12.14 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Seller Party or by operation of law, whether upon the death or incapacity of any Seller Party, or by the occurrence of any other event.

*   *   *   *   *

[Signatures on the Following Pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CHECKSMART FINANCIAL HOLDINGS CORP.

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

COMMUNITY CHOICE FINANCIAL INC.

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

CCFI MERGER SUB I INC.

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

CCFI MERGER SUB II INC.

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

[Signature Page to Merger Agreement]

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.,
as a Company Stockholder and as the Seller Representative

By:	Golden Gate Capital Management II, L.L.C.
Its:	Authorized Representative

/s/ David Dominick
By:	David Dominik
Its:	Managing Director

GOLDEN GATE CAPITAL INVESTMENT
FUND II-A, L.P.,
GOLDEN GATE CAPITAL INVESTMENT
FUND II (AI), L.P.,
GOLDEN GATE CAPITAL INVESTMENT
FUND II-A (AI), L.P.,
GOLDEN GATE CAPITAL ASSOCIATES
II-QP, LLC,
and
GOLDEN GATE CAPITAL ASSOCIATES
II-AI, LLC,
as Company Stockholders

By:	Golden Gate Capital Management II, L.L.C.
Its:	Authorized Representative

/s/ David Dominick
By:	David Dominik
Its:	Managing Director

[Signature Page to Merger Agreement]

CCG AV, L.L.C. – Series A,
CCG AV, L.L.C. – Series C,
CCG AV, L.L.C. – Series G,
and
CCG AV, L.L.C. – Series I,
as Company Stockholders

By:	Golden Gate Capital Management, L.L.C.
Its:	Authorized Representative

/s/ David Dominick
By:	David Dominik
Its:	Managing Director

CALIFORNIA CHECK CASHING STORES, INC.

By:	/s/ Jonathan Eager
	Name:	Jonathan Eager
	Title:	President

CALIFORNIA CHECK CASHING STORES II, INC.

By:	/s/ Mark Tavill
	Name:	Mark Tavill
	Title:	President

CALIFORNIA CHECK CASHING STORES IV, INC.

By:	/s/ Richard Lake
	Name:	Richard Lake
	Title:	President

[Signature Page to Merger Agreement]

CCCS CORPORATE HOLDINGS, INC.

By:	/s/ John Knoll
	Name:	John Knoll
	Title:	Secretary

CCCS HOLDINGS, LLC

By:	/s/ Lance Solomon
	Name:	Lance Solomon
	Title:	President

Solely for the purposes of Section 11.1(c):

CHECKSMART FINANCIAL COMPANY

By:	/s/ Bridgette C. Roman
	Name:	Bridgette C. Roman
	Title:	Secretary

[Signature Page to Merger Agreement]